Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

SAES GETTERS S.P.A.,

SAES DEVICES CORP.

and

MEMRY CORPORATION

Dated as of June 24, 2008

ii

EXHIBITS

Exhibit A	-	Voting Agreement
Exhibit B	-	Form of Certificate of Incorporation of Merger Sub
Exhibit C	-	Form of Bylaws of Merger Sub
Exhibit D	-	Surviving Corporation Directors and Officers
Exhibit E	-	Form of Financing Commitment

iii

AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2008 (the “Agreement”), among SAES Getters S.p.A., an Italian corporation (“Parent”), Saes Devices Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Memry Corporation, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and Company is referred to herein as a “Party” and together they are referred to herein as “Parties”.

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for their approval and (iv) resolved to recommend that the holders of Company Common Stock approve this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and the stockholders of the Company named therein (the “Stockholders”) have entered into a Voting Agreement, dated the date hereof, the form of which is attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which each Stockholder has, among other things, agreed to vote certain shares beneficially owned by the Stockholder in favor of the Merger and this Agreement and against any other proposal, in each case subject to and on the conditions set forth therein;

WHEREAS, prior to the date hereof, Parent has delivered to the Company an opinion of its outside Italian counsel to the effect that a final judgment against Parent, rendered in a court of competent jurisdiction in the United States relating to this Agreement and the transactions contemplated hereby, would be enforceable against Parent in an Italian court;

WHEREAS, the Board of Directors of Merger Sub has unanimously adopted this Agreement and the Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case, has approved this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Company, Parent and Merger Sub each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place on a day that is a Business Day at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts at 10:00 a.m., local time, on a date to be specified by the Parties which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and the other applicable Laws of the State of Delaware. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of Merger Sub as in effect at the Effective Time, in the form attached hereto as Exhibit B, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 4.13; provided, however, that Article I of the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is Memry Corporation.”

(b) The bylaws of Merger Sub as in effect at the Effective Time, in the form attached hereto as Exhibit C, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 4.13.

Section 1.6 Directors and Officers of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time (and identified as Surviving Corporation Directors in Exhibit D hereto) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The persons identified in Exhibit D hereto as Surviving Corporation Officers shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.7 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Sections 1.7(b), 1.7(d) and 1.7(e), each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) outstanding immediately prior to the Effective Time, other than any Cancelled Shares (to the extent provided in Section 1.7(b)) and any Dissenting Shares (to the extent provided for in Section 1.7(e)) shall thereupon be converted automatically into and shall thereafter represent the right to receive an amount equal to $2.51 per share (the “Merger Consideration”). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 1.7(a) shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration.

(b) Parent and Merger Sub-Owned Shares. Each share of Company Common Stock that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

(e) Dissenting Shares.

(i) Notwithstanding anything contained in this Agreement to the contrary, no shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.7(a). By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a member or equity owner of the Surviving Corporation.

(ii) Notwithstanding the provisions of this Section 1.7(e), if any holder of shares of Company Common Stock who demands dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration, without any interest thereon.

(iii) The Company shall give Parent (A) notice of any written demands for dissenters’ rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for dissenters’ rights and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

Section 1.8 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is organized and doing business under the Laws of the United States or any state thereof, and has a combined capital and surplus of at least $500 million, that shall be appointed prior to the Closing Date to act as a paying agent hereunder and approved in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the shares of Company Common Stock, the Company Stock Options and the Company Warrants, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the shares of Company Common Stock outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), (ii) the Option Consideration payable pursuant to Section 4.7 and (iii) the Warrant Consideration payable pursuant to Section 4.7 (such cash referred to in subsections (a)(i), (a)(ii) and (a)(iii) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail (x) to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.7, (A) a letter of transmittal in form and substance reasonably acceptable to Parent (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book Entry Shares in exchange for the Merger Consideration, as applicable, (y) to each holder of a Company Stock Option, a check in an amount due and payable to such holder pursuant to Section 4.7 of this Agreement in respect of such Company Stock Option, and (z) to each holder of a Company Warrant, a check in an amount due and payable to such holder pursuant to Section 4.7 of this Agreement in respect of such Company Warrant.

(ii) Upon surrender of the certificates that immediately prior to the Effective Time represented shares of Company Common Stock (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”) (or effective affidavits of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) The Paying Agent shall deduct and withhold from the consideration otherwise payable under this Agreement to any holder of shares of Company Common Stock, Company Stock Options or Company Warrants, such amounts as are required to be withheld or deducted under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of United States, state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Options or Company Warrants, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article I.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of shares of Company Common Stock who have not surrendered their shares of Company Common Stock in accordance with Section 1.8 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration without any interest thereon, upon due surrender of their shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 1.8(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of shares of Company Common Stock as applicable, represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 2.1 Qualification; Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s and Putnam Plastics Company, LLC, a Connecticut limited liability company (the “Putnam Subsidiary”) certificate of incorporation and bylaws, in the case of the Company, and articles of formation and operating agreement (or similar documents), in the case of Putnam Subsidiary, each as amended through the date of this Agreement.

(b) As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means such facts, circumstances, events or changes that are or would reasonably be expected to be materially adverse to the business, properties, assets, prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes alone or in combination (or the effects or consequences thereof) (i) generally affecting the medical device industry or other industries in which the Company or any of its Subsidiaries operate in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in interest rates, in any such case in this clause (i), to the extent that such fact, circumstance, event or change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company operates or (ii) resulting from (A) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, (B) any event, occurrence, circumstance or trend, including a diminution in value, related to the Company, any of its Subsidiaries, or any of their respective businesses, properties, assets, results of operations or financial condition that is set forth in the Company Disclosure Schedule or an exhibit thereto, (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement, (D) changes in applicable Law, GAAP or accounting standards, (E) changes in the market price or trading volume of the Company Common Stock, (F) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Company or its Subsidiaries (including, in and of itself, any failure to meet analyst projections), (G) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target publicly announced or provided directly or indirectly to Parent prior to the date of this Agreement, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target publicly announced or provided directly or indirectly to Parent prior to the date of this Agreement or (H) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 100,000 shares of preferred stock par value $100.00 per share (“Company Preferred Stock”). As of June 19, 2008, (i) 29,906,176 shares of Company Common Stock were issued and 29,906,170 were outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 3,220,919 shares of Company Common Stock were reserved for issuance upon the exercise of stock options held by employees or directors of the Company pursuant to the Company’s 1994 Stock Option Plan, the Company’s 1997 Long-term Incentive Plan and the Company’s 2006 Long-term Incentive Plan (collectively, the “Company Stock Plans”), (iv) 3,682,580 shares of Company Common Stock remain available for issuance under the Company Stock Plans and (v) 187,500 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock. All outstanding shares of Company Common Stock and all shares of Company Common Stock reserved for issuance as noted in clauses (iii), (iv) and (v), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after June 19, 2008, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Section 2.2(c) of the Company Disclosure Schedule sets forth each Subsidiary of the Company and its jurisdiction of formation. All issued and outstanding shares of capital stock or equity interests (as applicable) of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non assessable (in the case of any Subsidiary which is a corporation), and are wholly owned directly or indirectly by the Company, free and clear of all Liens. Each such Subsidiary is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the Laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets and is qualified to do business in every jurisdiction in which the ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified or otherwise authorized would not have a Company Material Adverse Effect.

(d) Except for awards to acquire or receive shares of Company Common Stock under the Company Stock Plans and pursuant to warrants to purchase shares of Company Common Stock outstanding on the date hereof, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) Except for the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 2.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby subject, in the case of the consummation of the Merger, to receipt of the Company Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except with respect to the Merger for (i) the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (y) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (z) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exception”).

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any applicable state securities or “blue sky” Laws, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other antitrust, competition, trade or other regulatory Laws, and (iv) the approvals set forth on Section 2.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.10, no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and, except as set forth on Section 2.3(c) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries, (ii) result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, (iii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iv) assuming actions described in Section 2.3(b) have occurred, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (ii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.4 SEC Reports and Financial Statements.

(a) The Company has timely filed or furnished (as applicable) all forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the Securities and Exchange Commission (“SEC”) from July 1, 2004 through the date hereof (the “Company SEC Documents”). Except as set forth in Section 2.4 of the Company Disclosure Schedule, as of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Exchange Act at the time they were filed (or, if amended at the time of such amendment), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 2.5 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and each of the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended after June 30, 2007, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since June 30, 2007 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.6 Absence of Certain Changes or Events. From June 30, 2007 through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.7 Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries is in compliance with and is not in default under or in violation of any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, rule, regulation, ruling, judgment, order, injunction, decree or agency requirement issued, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 2.7, no representation or warranty shall be deemed to be made in this Section 2.7 in respect of the matters referenced in Section 2.4, Section 2.5 or Section 2.6 or in respect of environmental matters (which are addressed exclusively in Section 2.9), employee benefits matters (which are addressed exclusively in Section 2.10), the labor matters addressed in Section 2.11, tax matters (which are addressed exclusively in Section 2.13), or intellectual property matters (which are addressed exclusively in Section 2.14). Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity or any other Person claiming or asserting any material violation of any Law with respect to the Company or any of its Subsidiaries or any of their respective businesses.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. The Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit.

(c) All products which are manufactured by the Company and its Subsidiaries (the “Products”) have been and continue to be manufactured in accordance with all applicable Laws, including (i) all applicable standards of the International Standards Organization (“ISO”) and applicable ISO-certified processes and all applicable Good Manufacturing Practices, as defined in 21 CFR part 110 and (ii) all other quality standards and quality assurance plans. The Products have not been adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act.

Section 2.8 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans or as set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 2.8(a) being referred to herein as “Company Material Contracts”).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception.

Section 2.9 Environmental Laws and Regulations.

(a) Except for matters that are not reasonably expected to have a Company Material Adverse Effect, since June 30, 2002: (i) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) the Company and its Subsidiaries possess all Company Permits required pursuant to Environmental Laws to conduct the business of the Company and each of its Subsidiaries as it is currently conducted and are in material compliance with the same; (iii) none of the Company or any or its Subsidiaries has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law and (iv) there are and, to the knowledge of the Company, have been, no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries and there are no orders, judgments or decrees of, or before, any Governmental Entity which are binding upon the Company or any of its Subsidiaries, in each case, relating to Environmental Laws. This Section 2.9 sets forth the sole representation and warranty of the Company relating to environmental, health and safety matters, including those relating to Environmental Laws.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection or pollution of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land or subsurface land), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as in effect at the date of this Agreement.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated due to its hazardous or deleterious properties, under any Environmental Law.

Section 2.10 Employee Benefit Plans.

(a) Section 2.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), and all other material employee benefit, pension, profit-sharing, savings, deferred compensation, bonus, stock option, severance, insurance, cafeteria, fringe benefit, sick or disability pay, stock, incentive compensation, vacation pay, or change of control, welfare plans and programs, whether or not subject to ERISA sponsored, maintained or contributed to by the Company or any of its Subsidiaries (the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Company Benefit Plan; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any; and (iv) the most recent IRS determination letter, if applicable.

(c) Except as would not have a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in accordance with its terms and with applicable Laws, including, but not limited to, ERISA and the Code, (ii) there are no pending, or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries, and (iii) there is no present or future obligation or liability, unfunded liability, including but not limited to any deficiency on a going-concern or termination basis, under any of the Company Benefit Plans that are “employee benefit plans” governed by ERISA that is not reflected in the Company’s financial statements.

(d) Section 2.10(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (each, a “Qualified Plan”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan (or is entitled to rely on a prototype or volume submitter plan sponsor’s favorable letter from the IRS as to its qualification under Section 401(a) of the Code) and the related trust that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(e) Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded. Except as set forth on Section 2.10(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries currently has or ever had any liability for post-employment life, health, medical or other welfare benefits to current or former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company.

(f) Neither the Company nor any of its ERISA Affiliates has any liability or potential liability (i) under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) as a result of the failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and, without limiting the foregoing, neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g) Except as set forth on Section 2.10(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any material payment (including, without limitation, accrued vacation, severance, unemployment compensation, change of control, golden parachute or otherwise) becoming due to any director, officer or any employee under any Company Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent or (iv) except as may be attributable to the impact of new employment agreements effective on or after the Closing Date, including but not limited to those agreements contemplated by Section 4.18, result in payment of any amount that will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or the imposition on any person of an excise tax under Section 4999(a) of the Code.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Section 409A of the Code, within the meaning of IRS Notice 2005-1 and the regulations promulgated under Section 409A of the Code. No Benefit Plan that is a “nonqualified deferred compensation plan” that is not subject to Section 409A of the Code has been materially modified (within the meaning of IRS Notice 2005-1 and the regulations promulgated under Section 409A of the Code) after October 3, 2004 so as to make it subject to Section 409A.

(i) The Company has the right under the terms of each Company Benefit Plan excluding any employment agreements or stock option agreements and under Applicable Law to terminate such plan, and no additional contributions would be required to properly effect such termination.

(j) Neither the Company nor any of its Subsidiaries are a party to any contract, agreement, plan or arrangement, including this Agreement, that would give rise to the payment of any amount that would not be deductible or on which a penalty, excise or additional tax would be imposed, pursuant to Sections 162(m), 280G, 404, 409A or 4999 of the Code except as may be attributable to the impact of new employment agreements effective on or after the Closing Date, including but not limited to those agreements contemplated by Section 4.18.

Section 2.11 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no charges pending (or threatened) against the Company or any of its Subsidiaries at the National Labor Relations Board. Neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could reasonably be expected to require notification under the Worker Adjustment Retraining and Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law or regulation. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety or health, wages and hours, overtime, civil rights, discrimination, immigration, and collective bargaining.

Section 2.12 Investigations; Litigation. Except as set forth on Section 2.12 of the Company Disclosure Schedule, as of the date of this Agreement, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case of clause (a) or (b), which would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.13 Tax Matters. Except as set forth in Section 2.13 of the Company Disclosure Schedule:

(a) The Company and each of the Subsidiaries has duly and timely filed (and prior to the Closing Date will duly and timely file) all Tax Returns for all years and periods (and portions thereof) in which any such Tax Returns were due or will be due prior to the Closing Date. All such Tax Returns (i) have been (and will be) prepared in accordance with applicable Laws, (ii) are true, correct and complete in all respects and (iii) accurately reflect the liability for Taxes of the Company and each of the Subsidiaries. The Company has provided to Purchaser true, correct and complete copies of all federal, state, local and foreign income and other material Tax Returns of or including the Company and each of the Subsidiaries for the previous four (4) years.

(b) All Taxes of the Company and each of the Subsidiaries due and owing (whether or not shown or required to be shown on any Tax Return) have been timely and fully paid (or will be paid prior to the Closing). The Company and each of the Subsidiaries have accrued for the payment in full on the financial statements for all Taxes not yet due and payable.

(c) Neither the Company nor any Subsidiary has received or requested any written Tax ruling or entered into any written or legally binding agreement with any Governmental Entity that is currently in effect.

(d) There are no existing Liens for Taxes upon any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes except for Liens for real and personal property Taxes not yet due and payable.

(e) The Company and each Subsidiary has complied in all respects with all applicable Laws relating to the collection, withholding and payment of Taxes and have paid over to the proper Governmental Entity all amounts required to be so paid over, including Taxes required to be withheld and paid in connection with amounts paid or owing to (i) employees, agents, independent contractors, creditors, members, stockholder, or other third parties; (ii) nonresidents and (iii) sales or use Taxes.

(f) Neither the Company nor any Subsidiary is currently engaged or has previously been engaged in a trade or business in any foreign country, nor does it have a fixed place of business or permanent establishment in a foreign country.

(g) No withholding will be required with respect to payments of Merger Consideration for Company Common Stock or Warrant Consideration for Company Warrants held by individuals who performed services for the Company or its Affiliates as employees or independent contractors. All employees or independent contractors who currently hold unvested shares of stock with a substantial risk of forfeiture as it is understood under Section 83(b) of the Code have timely made Section 83(b) elections under the Code. None of the warrant holders have received or acquired their Company Warrants in consideration for performance of their services as employees of the Company or its Affiliates.

(h) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Neither the Company nor any Subsidiary has entered into, or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(j) Neither the Company nor any Subsidiary has been included with any other entity (other than the Company and its Subsidiaries) in any consolidated, combined, unitary or similar Tax Return for federal, state, local or foreign Tax purposes for any Tax period for which the statute of limitations has not yet expired.

(k) Neither the Company nor any Subsidiary is a party to, nor owns an interest in, any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal, state or local income Tax purposes.

(l) None of the Tax Returns of or relating to the Company or any Subsidiary have been examined by the United States Internal Revenue Service (the “IRS”) or any state, local or foreign Tax Authority within the previous four (4) years. Neither the Company nor any Subsidiary has been notified that either the IRS or any other federal, state, local or foreign Governmental Entity has raised any issues in connection with any Tax Return of the Company or the Subsidiaries relating to Taxes; there are no investigations, examinations, audits or other administrative or court proceedings relating to Taxes in progress, pending or threatened, and there is no existing, pending or threatened adjustment, claim, proposal or assessment against the Company or any Subsidiary or relating to their assets or operations asserting any deficiency for Taxes. Neither the Company nor any Subsidiary has entered into a closing agreement pursuant to Section 7121 of the Code or any corresponding provision of state, local or foreign Law within the previous four (4) years.

(m) No claim has ever been made by any Governmental Entity in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that either the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

(n) No waivers of statutes of limitations have been given or requested with respect to the Company or the Subsidiaries relating to Taxes that are still in force, and no other extension of time with respect to any date by which a Tax Return was or is to be filed is in force, and no waiver or agreement by the Company nor any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

(o) No power of attorney has been granted by the Company or any Subsidiary with respect to any Taxes that is currently in effect.

(p) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law) for the taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date; or

(vi) deferred gains arising prior to the Closing Date.

(q) Neither the Company nor any of the Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(r) The Company and the Subsidiaries have, in all material respects, properly and in a timely manner documented their transfer pricing methodology in compliance with Sections 482 and 6662 (and any related sections) of the Code, the related Treasury Regulations, and any comparable provisions of state, local or foreign Tax Law or regulation.

(s) Neither the Company nor any Subsidiary is subject to any gain recognition agreement under Section 367 of the Code.

(t) The Company does not have an “overall foreign loss” (within the meaning of Section 904(f) of the Code).

(u) Section 2.13 of the Company Disclosure Schedule sets forth as of June 30, 2007, the amount of any of the Company or Subsidiaries’ net operating loss or tax credit carryforwards in federal, state, local or foreign jurisdictions, and indicates any limitations on the use of such Tax attributes on account of or relating to whether there has been any “ownership change” as defined in Section 382(g)(1) of the Code or similar provisions of state, local or foreign law as of the date immediately prior to the date hereof, or, to the knowledge of the Company, any other limitations on the use of such Tax attributes under any other applicable Tax law (other than as a result of the use of any other deductions, credits or other tax items) as of the date immediately prior to the date hereof.

(v) Neither the Company nor any Subsidiary is or has ever been a party to any Tax sharing agreement or similar contracts or agreement with any other Person (other than the Company or any Subsidiary) relating to sharing or allocating the payment of, liability for or indemnity for Tax liabilities or the sharing of any Tax benefits.

(w) As used in this Agreement, the following terms shall be understood to mean;

(i) Tax or Taxes: With respect to the Company and each of the Subsidiaries, (A) all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign or other net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with any estimated taxes, deficiency assessments, interest, fines and any penalties incurred or accrued under applicable federal, state, local or foreign tax Law or assessed, charged or imposed by any Governmental Entity, domestic or foreign, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person, provided that any interest or penalties that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged; (B) any liability for amounts referenced in clause (A) hereof arising as a result of being a member of a combined, consolidated, unitary or affiliated group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Law and (C) any and all Taxes referenced in clauses (A) and (B) hereof of any Person (other than the Company and the Subsidiaries) imposed on the Company or any of its Subsidiaries (x) as a transferee or successor, (y) by contract or Law or (z) otherwise, which Taxes relate to an event occurring prior to or on the Closing Date.

(ii) Tax Return: Any federal, state, local or foreign return, report, form, statement, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, including any amendment thereof.

Section 2.14 Intellectual Property.

(a) Section 2.14 of the Company Disclosure Schedule contains a list of all of the following that are owned by either the Company or a Subsidiary of the Company: (i) registered trademarks and applications for registration of trademarks; (ii) issued patents and pending patent applications; (iii) registered copyrights and (iv) Internet domain names.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its Subsidiaries for their use in their respective businesses as currently conducted of the Company Intellectual Property owned by the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe any Intellectual Property of any person and (iii) to the knowledge of the Company, no person is infringing any Company Intellectual Property.

(c) As used herein “Intellectual Property” means all (i) patents and patent applications, together with reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, trade names and Internet domain names, and applications, registrations, and renewals in connection therewith, and all goodwill associated therewith, (iii) copyrightable works, copyright registrations and applications for registration thereof (and renewals thereof), (iv) trade secrets, know-how, improvements and inventions and (v) computer software (including source code, data, databases and related documentation).

Section 2.15 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Section 2.15 of the Company Disclosure Schedule contains a complete and accurate list of all material leases, subleases or other similar arrangements pursuant to which the Company or any of its Subsidiaries leases real property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has valid leasehold interests in all of its leased properties, free and clear of all Liens (except for Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date of this Agreement).

Section 2.16 Assets; Personal Property. The Company or a Subsidiary of the Company is in possession of and has good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or its Subsidiaries that are material to the Company or its Subsidiaries, free and clear of all Liens other than Liens (i) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet) or (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), except for such lack of possession and for Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 2.17 Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to holders of Company Common Stock, or at any time an amendment or supplement thereto is mailed to holders of Company Stock, and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the Exchange Act.

Section 2.18 Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub contained in Section 3.10 hereof, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date of the Company Meeting, voting together as a single class, to approve this Agreement and the Merger is the only vote of holders of securities of the Company necessary to approve this Agreement and the Merger (the “Company Stockholder Approval”).

Section 2.19 Finders or Brokers. Except for Covington Associates, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 2.20 Opinion of Financial Advisor. The Board of Directors has received the opinion of Covington Associates dated the date of this Agreement, substantially to the effect that, as of such date, the $2.51 in cash per share to be received by the holders of Company Common Stock in the Merger (the “Merger Consideration”) is fair to such holders from a financial point of view. Covington Associates has consented to being named and to the inclusion of a copy of the Fairness Opinion in its entirety including a description of its analysis and other bases for the Fairness Opinion in customary form in the Proxy Statement.

Section 2.21 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub contained in Section 3.10 hereto are accurate, the Board of Directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby, including the Merger.

Section 2.22 Insuranc. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in its businesses in which the Company and the Subsidiaries are engaged. True and correct copies of all such insurance contracts and policies have been provided to Parent, and none have been subsequently amended, terminated or not renewed. Neither the Company nor any Subsidiary has any reason to believe that it or the Surviving Corporation will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 2.23 Books and Records. The books and records of the Company and each of its Subsidiaries are true and complete in all material respects, and the matters contained therein are appropriately reflected in the financial statements to the extent required to be reflected therein. Without limiting the foregoing, the minute books of the Company and its Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, boards of directors and all committees of the boards of directors of the Company and the Subsidiaries. Except as set forth in Section 2.23 of the Company Disclosure Schedule, copies of all such books and records (including a copy of the stock register for each) of the Company and the Putnam Subsidiary have been provided by the Company to Parent. All projections and other financial forecasts delivered or made available to Parent are based and were based on reasonable assumptions and were prepared consistently with past practices of the Company and are true, correct and complete and no information contained therein has become outdated or inaccurate in any material respect.

Section 2.24 Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any of its Subsidiaries (or made by any Person acting on its behalf or any of its Subsidiaries to the knowledge of the Company) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 2.25 Affiliate Transactions; Sarbanes-Oxley Act.

(a) Except as set forth on Section 2.25 of the Company Disclosure Schedule, no executive officer, director or employee of the Company or any of its Subsidiaries or any Person owning 5% or more of the capital stock of the Company (an “Affiliated Party”) is a party to any Contract or has any material interest in any property or assets owned or leased by the Company or any of its Subsidiaries or has engaged in any transaction with the Company material to the Company since January 1, 2004. Each contract, commitment or other arrangement between an Affiliated Party and the Company or any of its Subsidiaries is on terms no less favorable to the Company and its Subsidiaries than would have been available from an unaffiliated third party at the time such Contract or commitment was executed and is terminable by the Company or such Subsidiary at any time without cost, penalty charge, or any other premium. Since January 1, 2004, no event or transaction has occurred that would be required to be reported as a Certain Relationship or Related Transaction or similar relationship or transaction pursuant to Statement of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B that was not so reported.

(b) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective. Without limiting the generality of the foregoing, there are no outstanding loans to directors or officers of the Company or any of its Subsidiaries of the kind prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 2.26 Change of Control Payments. Section 2.26 of the Company Disclosure Schedule sets forth a true and complete list of (a) any agreements or arrangements concerning any compensation or remuneration of any kind or nature which is or may become payable to any individual current or former employee, independent contractor, officer or director (or any dependent, beneficiary or relative of any of the foregoing) of the Company or any of its Subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (the “Change of Control Agreements”) true, correct and complete copies of which Change of Control Agreements have been previously provided to Parent by the Company and (b) all fees and expenses, whether previously paid, accrued or payable in the future, of financial advisors and the Company’s principal legal counsel in connection with the transactions contemplated hereby or in connection with the negotiation, execution or consummation of this Agreement and the transactions contemplated hereby.

Section 2.27 Compliance with Export Control Laws, Antiboycott Laws, Anti-Terrorism and Related Laws.

(a) Each of the Company and its Subsidiaries is, and has at all times been, in compliance in all material respects with all federal, state, local and foreign statutes, executive orders, proclamations, regulations, rules, directives, decrees, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders, rulings, determinations and common law concerning the importation of merchandise, the export or reexport of products, services and technology, the terms and conduct of international transactions, and making or receiving international payments, including but not limited to the Tariff Act of 1930, as amended, and the rules and regulations promulgated thereunder, the Export Administration Act of 1979 as amended, the Export Administration Regulations as amended, the International Emergency Economic Powers Act as amended, the International Traffic in Arms Regulations as amended, any other export controls administered by an agency of the United States Government, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, antidumping and countervailing duty laws and regulations, and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

(b) Each of the Company and its Subsidiaries is, and has at all times been, in compliance with all laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”). Neither the Company nor any of its Subsidiaries have conducted any business with a “Prohibited Person,” which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of Executive Order No. 13224; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a person or entity with whom any of the Companies is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation Executive Order No. 13224 and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of Executive Order No. 13224; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; (vi) a person or entity that is named on any of the lists enumerated on the Bureau of Industry and Security of the Department of Commerce’s official website, http://www.bis.doc.gov/ComplianceAndEnforcement/ListsToCheck.htm, including the (A) Denied Persons List, the (B) Unverified List, the (C) Entity List, the (D) Debarred List, the (E) lists compiled by the State Department in Non-Proliferation Sanctions, including the Iran and Syria Nonproliferation Act, Executive Order 12938 (as amended), Iran-Iraq Arms Nonproliferation Act of 1992, Missile Sanctions Laws, Chemical and Biological Weapons Sanctions Laws, Sanctions for the Transfer of Lethal Military Equipment, Iran Nonproliferation Act of 2000, and (F) General Order 3 to Part 736, or at any replacement website or other replacement official publication of such list, and (vii) a person or entity who is affiliated with a person or entity listed in items (i) through (vi), above.

Section 2.28 Inventory. The inventories of the Company and its Subsidiaries do not include any material items which are slow moving, below standard quality or of a quality or quantity not useable or saleable in the ordinary course of business, the value of which has not been written down on its books of account to net realizable market value. The inventory levels of the Company and its Subsidiaries have been maintained at such amounts as are required for the operation of the business of such entities as previously conducted. As of the date hereof, all inventories (including raw materials and packaging) are usable in the ordinary course of business, and all such inventories consisting of finished goods are, and all such inventories consisting of work in process will upon completion be, of merchantable quality, meeting all applicable Law requirements.

Section 2.29 Customers. Listed in Section 2.29 of the Company Disclosure Schedule are the names of the customers of the Company and its Subsidiaries which accounted for greater than 5% of the total revenues of the Company and its Subsidiaries during the twelve-month period ended June 30, 2007, and the eleven month period ended May 31, 2008. Except as set forth in Section 2.29 of the Company Disclosure Schedule, since June 30, 2007, no customer listed in Section 2.29 of the Company Disclosure Schedule has ceased or materially decreased, or threatened to cease or materially decrease, their purchases from the Company or any of its Subsidiaries of any goods, supplies or services.

Section 2.30 Suppliers. Listed in Section 2.30 of the Company Disclosure Schedule are the names of the top 5 suppliers in terms of aggregate purchase price from which the Company, or any of its Subsidiaries, ordered raw materials, supplies, merchandise and other goods during the twelve-month period ended June 30, 2007 , and the eleven month period ended May 31, 2008. Except as set forth in Section 2.30 of the Company Disclosure Schedule, since June 30, 2007, no supplier listed in Section 2.30 of the Company Disclosure Schedule has ceased or materially decreased, or threatened to cease or materially decrease, their sales to the Company or any of its Subsidiaries of any goods, supplies or services.

Section 2.31 Product Warranty and Liability. Each product sold, licensed or delivered by the Company or any of its Subsidiaries has been in conformity with all applicable material contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries have any liability (and to the knowledge of the Company there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) for replacement or repair thereof or other damages in connection therewith beyond the Company’s returned goods policy described on Section 2.31 of the Company Disclosure Schedule. No product sold, licensed or delivered by the Companies is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease as set forth in Section 2.31 of the Company Disclosure Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 3.1 Qualification; Organization; Subsidiaries; etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

Section 3.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act and (iii) the HSR Act (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 3.2(b), the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.3 Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.4 Financing. Attached as Exhibit E is a true, accurate and complete copy of the fully executed equity commitment letter (the “Financing Commitment”) to provide equity financing to Parent and/or Merger Sub, of which the Company is a third-party beneficiary (the “Financing”) pursuant to which, and subject to the terms and conditions thereof, Parent has committed to provide Merger Sub with funds in the amounts described therein, the proceeds of which may be used, among other things, to consummate the Merger and the other transactions contemplated hereby. The Financing Commitment, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the knowledge of Parent and Merger Sub, of the other parties thereto. The Financing Commitment is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. Neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth in the Financing Commitment and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. Parent and Merger Sub have paid any and all commitment or other fees required by the Financing Commitment that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due. There are no side letters or other agreements or arrangements relating to the Financing to which Parent, Merger Sub or any of their affiliates are a party containing additional conditions precedent to the Financing. Parent has sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration, the Option Consideration and the Warrant Consideration (in the aggregate, and inclusive of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation). The consolidated financial statements of Parent previously provided to the Company fairly present in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended.

Section 3.5 [Intentionally Omitted].

Section 3.6 Capitalization of Merger Sub; No Prior Activities. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 3.7 Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, at the date such Proxy Statement is first mailed to holders of Company Common Stock, and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

Section 3.9 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 3.10 Lack of Ownership of Company Common Stock. Neither Parent nor Merger Sub nor any of their respective Subsidiaries is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.11 Interest in Competitors. Neither Parent nor Merger Sub owns any interest(s), nor do any of their respective affiliates insofar as such affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.

Section 3.12 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (i) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.

Section 3.13 No Additional Representations.

(a) Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in this Agreement which includes the Company Disclosure Schedule and/or the other documents and agreements delivered in connection herewith, and, except as expressly set forth in this Agreement and the other documents and agreements delivered in connection herewith, and neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, except as set forth in Section 2.23, the Company does not, and shall not be deemed to have made, and hereby disclaims, any representation, warranty or guarantee, express or implied, as to any financial forecast, revenue projection or financial model or other prospective information made available by the Company or its Representatives to Parent, Merger Sub or any of their respective Representatives. Except as aforesaid, it is understood and agreed that Parent and Merger Sub are solely responsible for developing for itself, together with its Representatives, any such financial forecasts, revenue projections and financial models and assessing any prospective events concerning the Company in connection with the transactions contemplated hereby.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement until the date, if any, on which this Agreement is terminated pursuant to Section 6.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent, (iii) as may be contemplated, required or permitted by this Agreement or (iv) as set forth in Section 4.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 4.1(a), the Company covenants and agrees with Parent, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the earlier of the Effective Time and the Termination Date, without the prior written consent of Parent, the Company:

(i) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid or made by Subsidiaries to the Company;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except (A) as required by existing written agreements or Company Benefit Plans, or (B) for employee retention agreements to be entered into between the Company and certain employees, which such agreements will not result in the payment by the Company in excess of $850,000, plus the Company’s share of employment taxes thereon, in the aggregate, or (C) bonuses paid to employees for the period between July 1, 2008 and Closing, which amount shall not exceed $350,000 in the aggregate, or (D) for a non-contingent special bonus payable to Robert Belcher not to exceed $110,000, plus the Company’s share of employment taxes thereon, or (E) in the ordinary course of business consistent with past practice (which, for the avoidance of doubt, shall include, without limitation, the payment of cash bonuses at or about fiscal year end computed in the same manner paid in prior years and as reflected on Section 4.1(b)(iii) of the Company Disclosure Schedule, the payment of additional cash bonuses to directors consistent with past practice or in lieu of options granted in prior years, and fiscal year end merit raises of three and one half percent (3.5%) as of July 1, 2008), or as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to (1) materially increase the compensation (salary, bonus or equity grants) or other benefits payable or provided to the Company’s directors or officers, (2) enter into any employment, change of control, separation, severance, retention or settlement agreement with any executive officer of the Company (except (w) to the extent necessary to replace an agreement with a departing employee, (x) for employment agreements terminable on less than thirty (30) days’ notice without penalty or payment which do not contain change of control, severance or retention provisions, (y) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment; provided however, that such an agreement does not provide the employee party to the agreement with cash, benefits, and/or equity grants in a total amount exceeding the total compensation and benefits earned by the employee during the six (6) month period immediately preceding the termination, or (z) for at will agreements made with employees hired subsequent to the date of this Agreement which do not contain change of control, severance or retention provisions), or (3) except as permitted pursuant to clause (2) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase in cost to the Company;

(iv) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) shall not, and shall not permit any of its Subsidiaries to, adopt any material amendments or modifications to, or repeals of, its certificate of incorporation or bylaws or similar applicable charter documents, except in the case of wholly owned Subsidiaries of the Company, in connection with mergers and consolidations between the Company and such Subsidiaries or between such Subsidiaries;

(vi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options outstanding on the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 4.1(b), (B) issuances of shares of Company Common Stock in the ordinary course of business pursuant to the Company Benefits Plans, (C) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, (D) the grant of equity compensation awards in the ordinary course of business consistent with past practice in accordance with the Company’s customary schedule, and (E) issuances of shares of Company Common Stock upon exercise of Company Warrants;

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and except for purchases of shares of Company Stock at a price per share less than $2.51 per share, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money, so long as the principal amount thereof is not increased and the other terms and conditions thereof are not materially less favorable than the existing terms of such indebtedness (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 4.1(b), (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement and (E) indebtedness for borrowed money not to exceed $500,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(D), inclusive;

(ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its material properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business consistent with past practice and except pursuant to existing agreements in effect prior to the execution of this Agreement;

(x) except as set forth on Section 4.1(b)(x) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract in any material respect in a manner which is adverse to the Company other than in the ordinary course of business;

(xi) except as set forth on Section 4.1(b)(xi) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business;

(xii) shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xiii) shall not voluntarily change or remove the certified public accountants for the Company or change any of the accounting methods, policies, procedures, practices or principles used by the Company unless required by GAAP or the SEC;

(xiv) shall not modify the terms of, discount, setoff or accelerate the collection of, any accounts receivable, except in the ordinary course of business consistent with past practice;

(xv) shall not pay accounts payable and other obligations and liabilities other than in the ordinary course of business consistent with past practice;

(xvi) shall not fail to maintain in all material respects inventory levels consistent with past practice for the businesses of the Company and each of its Subsidiaries;

(xvii) shall not make or commit to make aggregate capital expenditures in excess of $650,000;

(xviii) shall not settle any material pending claim or other material disagreement resulting in any payment of an amount in excess of $50,000 in the aggregate as to all such claims or disagreements;

(xix) shall not enter into, directly or indirectly, any new material transaction with any Affiliate of the Company (excluding transactions with the Subsidiaries in the ordinary course of business and consistent with past practice and agreements with directors and officers of the Company set forth on Schedule 4.1(b)(xix) of the Company Disclosure Schedule), including, without limitation, any transaction, agreement, arrangement or understanding that would be required to be reported as a Certain Relationship or Related Transaction or similar relationship or transaction pursuant to Statement of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B;

(xx) shall not take, undertake, incur, authorize, commit or agree to take any action that would cause any of the representations or warranties in Section 2 to be untrue in a manner that could or would cause any of the conditions to closing set forth in Section 5 not to be satisfied;

(xxi) shall not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; and

(xxii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Access to Information; Confidentiality.

(a) The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours upon reasonable prior notice to the Company, throughout the period from the date of this Agreement to the earlier to occur of the Effective Time and the Termination Date, to its and its Subsidiaries’ properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws, as well as each of their executive officers and agents (including access for the purpose of preparing and coordinating programs, objectives and other information related to the integration of the business of the Company with the business of Parent or any of its affiliates following consummation of the Merger). Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access without violating such agreement), would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries. If, in the course of any investigation pursuant to this Section 4.2(a), Parent discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon closing would constitute a breach, Parent agrees that it will promptly so inform the Company, provided, however, that (i) Parent’s failure to do so will not modify, waive, limit, restrict of change the rights and remedies available to the Parent, or the Company’s obligations, under this Agreement or by Law and (ii) no information received pursuant to an investigation made under this Section 4.2 shall be deemed to qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent in connection with the transactions contemplated hereby, amend or otherwise supplement the information set forth in the Company Disclosure Schedule, limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article 5.

(b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of January 22, 2008, between the Company and SAES Smart Materials, Inc., a New York corporation (the “Confidentiality Agreement”).

Section 4.3 No Solicitation of Transactions.

(a) The Company shall, and shall cause each of its Subsidiaries to, and shall cause the Company’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and Parent’s Representatives) that may be ongoing as of the date hereof with respect to an Alternative Proposal. The Company shall not, and shall cause each of its Subsidiaries and shall use commercially reasonable efforts to cause the Company’s Representatives not to, directly or indirectly (i) solicit, initiate, facilitate or knowingly encourage any Alternative Proposal, (ii) enter into any letter of intent, memorandum of understanding or other agreement or agreement in principle with respect to an Alternative Proposal, (iii) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to, any Alternative Proposal or (iv) approve, endorse or recommend an Alternative Proposal; provided, however, that at any time prior to obtaining the Company Stockholder Approval, in response to a written Alternative Proposal that was not solicited, or received in the case of an action, in violation of this Agreement by the Company, any of its Subsidiaries or a Representative of the Company after the date hereof and that the Board of Directors of the Company reasonably believes is bona fide and determines in good faith (A) constitutes a Superior Proposal and (B) the failure to take such action could be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law, the Company may, subject to compliance with Section 4.3(b) and acting under the direction of the Board of Directors, (x) furnish information and/or draft agreements with respect to the Company and its Subsidiaries to the person making such Alternative Proposal (and its officers, directors, affiliates, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a customary confidentiality agreement at least as restrictive as the Confidentiality Agreement; provided, that all such information and a summary of the material terms of any such draft agreements have previously been made available to Parent or is made available to Parent prior to, or concurrently with, the time it is provided to such person and (y) participate in discussions with or negotiations with the person making such Alternative Proposal (and its officers, directors, affiliates, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Alternative Proposal.

(b) The Company shall promptly (but, in any event, prior to the close of business on the Business Day following the day of its receipt thereof) advise Parent in writing of the Company’s receipt of any Alternative Proposal. Upon determination by the Board of Directors of the Company that an Alternative Proposal constitutes a Superior Proposal in accordance with Section 4.3(a), the Company shall promptly (but, in any event, prior to the close of business on the Business Day following the day such determination occurs) deliver to Parent a written notice advising it that the Board of Directors of the Company has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal as well as copies of any draft or final agreements with respect to the Superior Proposal, and the Company shall give Parent no less than five (5) Business Days to respond to such notice; provided, (i) if requested by Parent, the Company shall negotiate in good faith with Parent and Merger Sub during such notice period to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (ii) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement proposed in writing by Parent and Merger Sub and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect and (iii) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent, an additional notice and copies of the relevant proposed transaction agreement and other material documents and the notice period shall have recommenced (it being understood that any purported termination of this Agreement pursuant to Section 4.3 shall be null and void and of no force or effect unless the Company shall have paid Parent the Company Termination Fee and expenses in accordance with Section 6.3(a) hereof).

(c) From and after the date hereof, the Company shall keep Parent reasonably informed of any material developments regarding any Alternative Proposal and, upon the reasonable request of Parent, shall apprise Parent of the status of such Alternative Proposal. The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from complying with its obligations under this Section 4.3.

(d) As used in this Agreement, “Alternative Proposal” shall mean any proposal or offer, whether in writing or otherwise, made by any person prior to the receipt of the Company Stockholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person of fifteen percent (15%) or more of the outstanding shares of Company Common Stock.

(e) As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal (substituting 50% for the 15% thresholds set forth in the definition of “Alternative Proposal”) made by any person on terms that the Board of Directors of the Company determines in good faith, after considering such factors as the Board of Directors of the Company considers to be appropriate (including the financial terms, timing and likelihood of consummation of such proposal), are more favorable to the Company and its stockholders than the transactions contemplated by this Agreement.

Section 4.4 Company Board Recommendation.

(a) Subject to the terms of Section 4.4(b) hereof, the Board of Directors of the Company shall make the recommendation that the holders of Company Common Stock approve this Agreement (the “Recommendation”).

(b) Notwithstanding any provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may (i) withdraw (or not continue to make), modify or qualify in a manner adverse to Parent the Recommendation, (ii) approve or recommend a Superior Proposal (any action described in the foregoing clause (i) or this clause (ii), a “Company Adverse Recommendation Change”), and/or (iii) enter into an agreement or agreements regarding a Superior Proposal, if (x) in the case of an action described in any such clause above, the Board of Directors of the Company has determined in good faith that the failure to take such action could be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law, and (y) in the case of an action described in clause (iii) above, (A) the Company has complied in all material respects with its obligations under Section 4.3 and this Section 4.4 and (B) the Company shall have terminated this Agreement in accordance with the provisions of Section 6.1(e)(ii) hereof and (provided, that neither of Parent nor Merger Sub is in material default hereunder) the Company shall pay Parent the Company Termination Fee in accordance with Section 6.3(a) hereof.

(c) Nothing in this Agreement shall prohibit or restrict the Company or the Board of Directors of the Company from (i) taking and/or disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company stockholders if, in the good faith judgment of the Board of Directors of the Company, such disclosure would be reasonably necessary under applicable Law (including in order to comply with its fiduciary duties to Company stockholders under Delaware Law and under Rules 14d-9 and 14e-2 promulgated under the Exchange Act).

Section 4.5 Proxy Statement. Subject to the terms and conditions of this Agreement, as soon as reasonably practicable following the date hereof, the Company shall prepare in consultation with Parent, and the Company shall file with the SEC, a proxy statement, letter to holders of Company Common Stock, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the holders of Company Common Stock in connection with the solicitation of proxies for use at the Company Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). The Company shall use its commercially reasonable efforts to cause the foregoing to be filed with the SEC, on a preliminary basis, not later than the twenty first (21st) day subsequent to the date hereof, but in no event shall the foregoing be filed more than thirty (30) days subsequent to the date hereof; provided, however, that, if on such thirtieth (30th) day, the Company is ready to file such proxy statement subject only to Parent’s approval, such thirty (30) day time period shall be extended until receipt of Parent’s approval. The Company and Parent, as the case may be, shall promptly furnish all information concerning the Company on the one hand, or Parent and Merger Sub on the other hand, that may be required by applicable securities Laws or reasonably requested by the other Party hereto in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to the terms and conditions of this Agreement and all applicable Laws, the Company shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the holders of Company Common Stock as promptly as practicable following the clearance thereof by the SEC or the expiration of the review period therefor if there is or has been no review by the SEC. The Company shall cause the Proxy Statement to, when filed with the SEC, comply in all material respects with the applicable requirements of the Exchange Act and all other Laws. Subject to Section 4.4(b), the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the holders of Company Common Stock vote in favor of the approval of this Agreement and the Merger. The Board of Directors of the Company shall in good faith take all actions reasonably requested by Parent to solicit from holders of Company Common Stock proxies in favor of adoption of this Agreement and approval of the Merger for the Company Meeting, provided that the Board of Directors of the Company shall not be prevented from acting in accordance with Section 4.4(b). If at any time prior to the Company Meeting, any information relating to the Company, Parent, or Merger Sub, or any of their respective directors, officers or affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the holders of Company Common Stock. The Company shall provide Parent and its counsel a reasonable opportunity to review, comment and approve (which such approval shall not be unreasonably withheld or delayed) the Proxy Statement and any amendments or supplements thereto, prior to the filing thereof with the SEC. The Company shall promptly advise Parent of any oral comments received from the SEC or its staff with respect to the Proxy Statement and shall provide to Parent and its counsel any and all written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt thereof. The Company shall use its reasonable best efforts, after consultation with Parent, to respond to and resolve all SEC comments with respect to the Proxy Statement promptly after receipt thereof.

Section 4.6 Company Meeting.

(a) The Company shall, in accordance with its certificate of incorporation and bylaws, establish a record date for, promptly and duly call and give notice of and convene and hold as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC or the expiration of the review period therefor if there is or has been no review by the SEC (but in no event convening such meeting no more than thirty-five (35) days after such clearance or expiration, as the case may be, or if such day is not a Business Day, then the next following Business Day, a meeting of the holders of shares of Common Stock (the “Company Meeting”) for the sole purpose of seeking the Company Stockholder Approval. Nothing herein shall prevent the Company from postponing or adjourning the Company Meeting if there are insufficient shares of Company Common Stock represented at the Company Meeting and necessary to conduct business at such meeting. Unless the Company has made a Company Adverse Recommendation Change pursuant to Section 4.4(b), the Company shall (i) recommend adoption of this Agreement and include in the Proxy Statement the Recommendation and (ii) use its commercially reasonable efforts to solicit proxies in favor of such adoption. The Company shall provide Parent with such information with respect to the solicitation of the Company Stockholder Approval as is reasonably requested by Parent. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Meeting pursuant to this Section 4.6 shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Alternative Proposal.

(b) Each of Parent and Merger Sub shall vote all shares of Company Common Stock beneficially owned by it or any of its respective Subsidiaries as of the applicable record date in favor of the adoption of this Agreement in accordance with the DGCL at the Company Meeting or otherwise.

Section 4.7 Equity Awards; Employee Matters.

(a) Certain Permitted Actions. At any time prior to the Effective Time, the Compensation Committee of the Board of Directors of the Company may take such actions as it deems necessary or appropriate to implement the provisions of this Section 4.7.

(b) Equity Awards.

(i) Each option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of United States state or local Tax Law with respect to the making of such payment.

(ii) Each warrant to purchase shares of Company Common Stock (each, a “Company Warrant”), that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Warrant and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Warrant, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Warrant Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of Untied States state or local Tax Law with respect to the making of such payment. Notwithstanding anything to the contrary contained herein, the Company may, subsequent to the date hereof, enter into agreements with the holders of Company Warrants in order to effect the foregoing.

(iii) At the Closing, the Company shall (A) terminate its Company Stock Plans (including entering into agreements with option holders with respect to options outstanding under the Company’s 1994 Stock Option Plan to effect such termination, as necessary), (B) ensure that all options to purchase shares of Company Common Stock granted under the Company Stock Plans have been cancelled (including entering into option cancellation agreements with option holders with respect to options outstanding under the Company’s 1994 Stock Option Plan to effect such termination, as necessary) as of the Effective Time (subject to the right to receive the Option Consideration in accordance with subparagraph (i) above), (C) ensure that all warrants to purchase shares of Company Common Stock that have not been exercised prior to the Effective Time have been cancelled as of the Effective Time by entering into cancellation agreements with the warrant holders with respect thereto (subject to the right to receive the Warrant Consideration in accordance with subparagraph (ii) above), and (D) ensure that no current or former employee, director, consultant or independent contractor of the Company or any Subsidiary has any rights under the Company Stock Plans and that any liabilities of the Company under the Company Stock Plans have been fully extinguished without cost to Parent, Merger Sub or the Surviving Corporation (other than the Option Consideration).

(c) Employee Matters.

(i) From and after the Effective Time, Parent, Surviving Corporation and their Subsidiaries shall honor all Company Benefit Plans (other than the Company Stock Plans which shall terminate as of the Effective Time) that are in effect immediately before the Effective Time (except to the extent amended or terminated in accordance with such terms or as necessary to comply with applicable law); provided, however, that the Parent, Surviving Corporation and their Subsidiaries shall have the right at any time to amend or terminate any such Benefit Plan in accordance with its terms; provided, further, that the benefits (excluding any equity-based compensation) and base salary or hourly wage rate provided to employees of the Company (“Company Employees”) until July 1, 2009 shall be substantially similar in the aggregate to the benefits and base salary or hourly wage rate provided to Company Employees immediately prior to the Closing Date. Without limiting the provisions of this Section 4.7(c)(i), the Parent shall continue, or cause to be continued, the Company’s annual incentive compensation plans for fiscal year 2009 (“2009 Bonus Plans”) on terms and conditions no less favorable to each Company Employee than those in effect under the applicable 2009 Bonus Plan at the Effective Time; provided that, in measuring the performance of the Company, any Subsidiary of the Company or any of their respective business units to determine the amounts payable under the 2009 Bonus Plan, Parent shall make, or cause to be made, equitable adjustments to exclude the effect of extraordinary or one-time expenses incurred in connection with the transactions contemplated by this Agreement.

(ii) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent, Surviving Corporation and their Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, disability, life, pharmaceutical and/or vision benefits to any Company Employee, Parent, Surviving Corporation and their Subsidiaries shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent, Surviving Corporation and their Subsidiaries shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Benefit Plan will occur upon the Effective Time.

(iv) Nothing in this Section 4.7. or otherwise in this Agreement shall confer upon any past or present employee of the Company or any of its Subsidiaries any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment.

Section 4.8 Reasonable Best Efforts to Complete.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement (including the Merger), including using reasonable best efforts in: (i) causing the conditions to the Merger set forth in Article V hereof to be satisfied or fulfilled; (ii) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (iii) obtaining all necessary consents, approvals or waivers from third parties; (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger) and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement (including the Merger).

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than five (5) Business Days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) and (y) timely making all such filings and timely seeking all such consents, permits, authorizations, waivers or approvals; (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including the Merger), including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the date provided in Section 6.1(b)); and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other Party a reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) In furtherance and not in limitation of the agreements of the Parties contained in this Section 4.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 4.8 shall limit a Party’s right to terminate this Agreement pursuant to Article VI so long as such Party has, prior to such termination, complied with its obligations under this Section 4.8.

(d) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation including the Exxon-Florio Amendment to the Defense Production Act.

(e) For purposes of this Agreement, the “reasonable best efforts” of Parent shall not require Parent or any of its Affiliates to divest of any properties or assets or abandon, dispose of or sell any line of business.

Section 4.9 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 4.10 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock and including the deemed disposition and cancellation of the Company Stock Options in the Merger) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.11 Certain Notices. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 6.1 and the Effective Time:

(a) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement qualified as to materiality or a Company Material Adverse Effect has become untrue or inaccurate in any respect, or those not so qualified has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that either of the conditions set forth in Section 5.3(a) could not be satisfied as of the Outside Date; provided, however, that (i) the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 4.11(a) and (ii) the delivery of any notice pursuant to this Section 4.11(a) shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

(b) The Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party subsequent to the date of this Agreement and prior to the Effective Time alleging any material breach of or material default under any Company Material Contract, or (ii) any notice or other communication received by the Company from any third party subsequent to the date of this Agreement and prior to the Effective Time alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 4.11(b).

(c) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that (i) the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 4.11(c) and (ii) the delivery of any notice pursuant to this Section 4.11(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

(d) As soon as practicable after the date hereof, but in any event no later than thirty (30) days after each calendar month-end following the date of this Agreement that occurs prior to the Effective Time, the Company shall deliver to Parent a copy of the Company’s unaudited internal operating balance sheet and profit and loss statement (prepared in form and substance on a basis consistent with past practice).

Section 4.12 Public Announcements. The Company and Parent (on behalf of itself and Merger Sub) will consult with and to the extent reasonably practicable shall provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 4.13 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and each of its Subsidiaries’ certificates of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time, or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify (including changes effected by way of mergers and consolidations) any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Subsidiary of the Company, indemnify and hold harmless each current and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of or pertaining to such Indemnified Party’s service as a director or officer of the Company or any of the Company’s Subsidiaries or services performed by such person at the request of the Company or any of the Company’s Subsidiaries, including (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and (ii) any claim arising from the transactions contemplated herein, and any actions taken by Parent and/or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries which is alleged to have rendered the Surviving Corporation and/or any of its Subsidiaries insolvent). Without limiting the foregoing, the Surviving Corporation shall also advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party within fifteen (15) days after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided that the person to whom expenses are advanced provides an undertaking in customary form, consistent with the practices of the Company prior to the Effective Time, to repay such advances if it is ultimately determined that such person is not entitled to indemnification (it being understood and agreed that the Surviving Corporation shall not require the posting of any bond or any other security for such undertaking). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action. Neither Parent nor the Surviving Corporation on the one hand nor any Indemnified Party on the other hand shall be liable for any settlement effected without his, her or its prior express written consent. Notwithstanding anything to the contrary set forth in this Section 4.13(b), Parent and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties for any Indemnified Parties in any jurisdiction with respect to any single action) except to the extent that two or more of such Indemnified Parties shall have actual material conflict of interest in such action.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain, and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies as described in Section 4.13(c) of the Company Disclosure Schedule, and (ii) the Company’s existing fiduciary liability insurance policies as described in Section 4.13(c) of the Company Disclosure Schedule, in each case for a claims reporting or discovery period commencing with the Effective Time and continuing for at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) In the event any Indemnified Party is successful in enforcing the indemnity and other obligations provided in this Section 4.13, Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 4.13.

(e) The obligations under this Section 4.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the policies referred to in Section 4.13 hereof (and their heirs and representatives)) (collectively, “Indemnified Persons”) without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons is intended to be a third party beneficiary of this Section 4.13, with full rights of enforcement as if a party thereto. The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 4.13 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.13.

Section 4.14 [Intentionally Omitted].

Section 4.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. The obligations and liability of Parent and Merger Sub hereunder shall be joint and several.

Section 4.16 Certain Tax Matters.

(a) Immediately prior to the Closing Date, Company shall deliver to Parent a certification that stock in the Company is not a U.S. real property interest because the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i).

(b) At no time prior to the Closing Date shall the Company, except as may be required as a result of a change in applicable Law or GAAP, make, revoke or change any Tax election or change any Tax accounting method, settle or compromise any Tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any Tax, and shall file all Tax Returns consistent with past practice.

Section 4.17 Resignations. To the extent requested by Parent in writing at least five (5) Business Days prior to the Closing Date, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company’s Subsidiaries designated by Parent and shall take such other action as is necessary to accomplish the foregoing.

Section 4.18 Certain Employment Agreements. Until the date that the definitive proxy statement is mailed to the Company’s shareholders with respect to the transactions contemplated hereof, the Parent and Merger Sub may meet with and negotiate (i) employment agreements with the individuals identified on Section 4.18 of the Company Disclosure Schedule, (ii) consulting agreement with Mr. James Dandeneau and (iii) consulting agreements with Mr. Robert Belcher and Mr. Philippe Poncet; provided, however, that (x) any such negotiations shall cease once the definitive proxy statement is sent to the financial printer for printing and distribution to shareholders and (y) any such employment agreement or consulting agreement shall in no way be a condition to the Parent or Merger Sub’s obligations to consummate the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO THE MERGER

Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) The Company shall have obtained the Company Stockholder Approval;

(b) No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Law that is in effect and has the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Law or order, judgment, writ, stipulation, award, injunction, decree, arbitration, award, ruling, assessment, decision or findings (collectively, “Order”) (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger;

(c) Any waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin consummation of this transaction, which action shall not have been withdrawn or terminated; and

(d) Any Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement shall have been obtained, except in instances where the failure to obtain such Company Approvals would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) (i) Each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; provided, however, that if any breach in the performance of any such obligation shall occur and such breach is capable of being cured, and so long as the Parent is diligently attempting to effect such cure, the Parent shall have five (5) Business Days from the date it has knowledge of such breach to cure such breach; and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be (A) true and correct in all material respects (unless qualified as to materiality or a Parent Material Adverse Effect, all of which such representations and warranties shall be true and correct in all respects) as of the date of this Agreement (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties qualified as to materiality or a Parent Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of such specified date), and (B) true and correct in all respects as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), except, in the case of this clause (B), where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Parent Material Adverse Effect;

(b) The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 5.2(a); and

(c) Consistent with Section 1.8(a), Parent shall have caused to be deposited with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration in respect of all Company Common Stock plus cash to pay for the Company Stock Options and Company Warrants pursuant to Section 4.7.

Section 5.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) (i) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time provided, however, that if any breach in the performance of any such obligation shall occur and such breach is capable of being cured, and so long as the Company is diligently attempting to effect such cure, the Company shall have five (5) Business Days from the date it has knowledge of such breach to cure such breach; and (ii) the representations and warranties of the Company contained in this Agreement shall be (A) true and correct in all material respects (unless qualified as to materiality or a Company Material Adverse Effect, all of which such representations and warranties shall be true and correct in all respects) as of the date of this Agreement (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties qualified as to materiality or a Company Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of such specified date), and (B) true and correct in all respects as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), except, in the case of this clause (B), where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that with respect to both clause (A) and clause (B) above, the statement that representations and warranties already qualified by materiality must be true and correct in all respects, rather than all material respects, does not mean that the word “material” shall not be given effect in Section 2.8, when used to qualify the word “contract,” in Section 2.13(a), when used to qualify the phrase “Tax Returns,” in Section 2.14(b), when used to qualify the phrase “Intellectual Property,” in Section 2.15, when used to qualify the phrase “leases, subleases or other similar arrangements,” in Section 2.17, when used to qualify the word “fact,” or in Section 2.25(a), when used to qualify the word “interest;”

(b) There shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

(c) Parent and Merger Sub shall have received evidence of payment of all expenses set forth on Schedule 2.26 of the Company Disclosure Schedule, together with a release signed by each party to whom the expenses on such Schedule 2.26 of the Company Disclosure Schedule were owed as to such expenses;

(d) No more than 3% of the outstanding shares of Company Common Stock shall be Dissenting Shares;

(e) There shall not be pending any Action challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger or seeking to prohibit or impose material limitations on the ownership or operations of all or a material portion of the operations or assets of the Company or any of its Subsidiaries that would be effective after the Effective Time or seeking the payment of any material amount of damages in respect thereto other than claims for appraisal rights by Dissenting Shares;

(f) The Voting Agreement shall not have been breached in any material respects by any of the “Stockholders” defined therein;

(g) Parent shall have received a copy of the Company’s preliminary unaudited internal operating balance sheet and profit and loss statement (prepared in form and substance on a basis consistent with past practice) for and as of the most recent calendar month ending not less than thirty (30) days prior to the Closing Date.

(h) Parent shall have received the following instruments and certificates (including without limitation certificates of good standing of each of the Company and the Putnam Subsidiary in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions); and

(i) Parent and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of the Company, acting in their sole capacity as such officers of the Company, as to the satisfaction of the conditions set forth in Section 5.3(a) and Section 5.3(b).

Section 5.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 5.1, Section 5.2 or Section 5.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 4.8.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1 Termination. This Agreement may be terminated as set forth below:

(a) at any time, by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if the Merger shall not have been consummated on or before the date that is six (6) months (the “Outside Date”) after the date hereof (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed by it at or prior to the Effective Time); provided that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting consummation of the Merger; provided further that such tolling period shall not to exceed two (2) months from the Outside Date;

(c) by either Parent or the Company, notwithstanding the prior adoption of this Agreement by the holders of Company Common Stock in accordance with Delaware Law, if, at any time prior to the Effective Time, any federal Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Merger) any Law that is in effect and has the effect of making the consummation of any of the transactions contemplated hereby (including the Merger) illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Merger), or (ii) issued or granted any Order that is in effect and has the effect of making any of the transactions contemplated hereby (including the Merger) illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Merger), and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available to any Party hereto whose action or failure to fulfill any obligation under this Agreement has resulted in the imposition of such order, decree or ruling;

(d) by either Parent or the Company if the Company Meeting (including any adjournments thereof) shall have concluded and the conditions set forth in Section 5.1(a) shall not have been satisfied;

(e) by the Company:

(i) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or (B) that any of the representations or warranties of Parent and/or Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either of (A) or (B) which breach or inaccuracy would reasonably be expected to prevent Parent and/or Merger Sub from consummating the Merger in accordance with the terms hereof; provided, however, that notwithstanding the foregoing, in the event that such breach of covenant by Parent or Merger Sub is, or such inaccuracies in the representations and warranties of Parent or Merger Sub are, curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 6.1(e)(i) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 6.1(e)(i) if such breach or inaccuracy by Parent or Merger Sub is cured within such thirty (30) calendar day period);

(ii) if the Company shall have (A) effected a Company Adverse Recommendation Change in accordance with Section 4.4(b)(i) or Section 4.4(b)(ii) hereof and/or (B) entered into an agreement regarding a Superior Proposal in accordance with Section 4.4(b)(iii) hereof; provided that, in the case of such termination, (x) Parent has not made, within five (5) Business Days of the receipt of the notice required by Section 4.3(b) an offer that the Board of Directors of the Company reasonably and in good faith determines is at least as favorable to the holders of Company Common Stock as the Superior Proposal, it being understood that the Company shall not enter into any definitive agreement regarding a Superior Proposal during such five (5) Business Day period, and (y) concurrently with such termination, the Company shall simultaneously pay the Company Termination Fee and/or the Company Expense Reimbursement; or

(iii) if Parent does not give effect to the Closing within five (5) Business Days after notice by the Company to the Parent that the conditions set forth in Sections 5.1 and 5.3 are satisfied; provided, that, at the time of such notice and at the time of such termination, the conditions set forth in Sections 5.1 and 5.3 shall in fact be and shall remain satisfied; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(e)(iii) if, at the time of such termination, there exists a breach of any representation, warranty or covenant by the Company that would result in the failure to satisfy the closing conditions set forth in Section 5.3(a); or

(f) by Parent:

(i) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall not be capable of being made as of the Effective Time which, in the case of both (A) and (B) would reasonably be expected to result in the condition set forth in Section 5.3(a) not being satisfied; provided, however, that notwithstanding the foregoing, in the event that such breach of covenant by the Company is, or such inaccuracies in the representations and warranties of the Company are, curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 6.1(f)(i) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 6.1(f)(i) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period);

(ii) if the Company shall have (A) effected a Company Adverse Recommendation Change in accordance with Section 4.4(b)(i) or Section 4.4(b)(ii) hereof and/or (B) entered into an agreement regarding a Superior Proposal in accordance with Section 4.4(b)(iii) hereof; or

(iii) if there shall have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

Section 6.2 Notice of Termination; Effect of Termination. Except as expressly provided herein, any proper termination of this Agreement pursuant to Section 6.1 hereof shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 6.1 hereof, this Agreement shall be of no further force or effect without liability of any Party or Parties hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such Party or Parties) to the other Party or Parties hereto, as applicable, except (a) that Section 4.2(b) hereof, Section 4.13(e) hereof, Section 4.15 hereof, this Article VI and Article VII shall survive the termination of this Agreement, (b) as set forth in Section 6.3, as applicable, and (c) for liability arising out of fraud or intentional breach of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity and may seek to prove additional damages as contemplated by Section 7.15 below. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 6.3 Termination Fees.

(a) Notwithstanding any provision in this Agreement to the contrary, the Company shall pay to Parent a fee of $3,500,000 in cash (the “Company Termination Fee”), in the event that:

(i) this Agreement is terminated by Parent pursuant to Section 6.1(f)(ii)(B) or by the Company pursuant to Section 6.1(e)(ii)(B), in which case the Company shall pay to Parent the Company Termination Fee within two (2) Business Days following such termination, payable by wire transfer of same day funds; or

(ii) this Agreement is terminated by Parent pursuant to Section 6.1(f)(ii)(A) or by the Company pursuant to Section 6.1(e)(ii)(A); or

(iii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 6.1(d) and (B) after the date of this Agreement and prior to such termination, any Alternative Proposal (substituting 50% for the 15% thresholds set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed and not publicly and unconditionally withdrawn prior to such date of termination, and (C) concurrently with or within twelve (12) months after such termination, the Company shall have entered into any definitive agreement providing for such Qualifying Transaction with the person who proposed such Qualifying Transaction that was existing at the time of termination, or any affiliate thereof, and (D) such Qualifying Transaction shall have been consummated, in which case the Company shall pay to Parent the Company Termination Fee upon consummation of such Qualifying Transaction, payable by wire transfer of same day funds; or

(iv) (A) this Agreement is terminated by Parent pursuant to Section 6.1(f)(i), and (B) concurrently with or within twelve (12) months after such termination, the Company shall have entered into any definitive agreement providing for a Qualifying Transaction with the person who proposed such Qualifying Transaction that was existing at the time of termination, or any affiliate thereof, and (C) such Qualifying Transaction shall have been consummated, in which case the Company shall pay to Parent the Company Termination Fee upon consummation of such Qualifying Transaction, payable by wire transfer of same day funds.

It is understood that in no event shall the Company be required to pay the fee referred to in this Section 6.3(a) on more than one occasion.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 6.1(f)(i) (regardless of whether Parent is entitled to payment pursuant to Section 6.3(a)(iv)), by the Company pursuant to Section 6.1(e)(ii)(B), by either party pursuant to Section 6.1(d), or by Parent pursuant to Section 6.1(f)(ii), the Company shall pay to Parent, upon termination, an amount in cash equal to the sum of Parent’s and Merger Sub’s documented out-of-pocket fees and expenses reasonably incurred by it in connection with this Agreement and the transactions contemplated by this Agreement in an aggregate amount not to exceed $1,500,000 (the “Company Expense Reimbursement”); provided, however, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 6.3(a) shall not relieve the Company of its obligation to pay the Company Expense Reimbursement pursuant to this Section 6.3(b); and provided, further, that the payment by the Company of the Company Expense Reimbursement pursuant to this Section 6.3(b) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 6.3(a).

Upon payment of the Company Termination Fee and the Company Expense Reimbursement, as applicable, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent, Merger Sub, their affiliates or otherwise except for liability arising out of fraud or an intentional breach of this Agreement, in which case Parent shall have such rights and remedies as are contemplated by Section 7.15 below (in addition to any amounts owed to such party under Section 6.3).

(c) Any payment made pursuant to this Article VI shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

(d) Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement, and that any amounts payable pursuant to this Section 6.3 do not constitute a penalty but rather are liquidated damages in a reasonable amount to compensate the receiving party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if a party fails to pay the Company Termination Fee or the Company Expense Reimbursement, pursuant to this Section 6.3, and the receiving party commences a suit to obtain such payments, which results in a judgment against the paying party for the applicable amount due under this Section 6.3, such paying party shall pay the receiving party its costs and expenses (including reasonable attorney’s fees) in connection with such suit, together with interest on such amount at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE VII

MISCELLANEOUS

Section 7.1 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 7.2 Expenses

. Except as set forth in Article VI, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except that all fees paid in respect of any HSR or other regulatory filing shall be borne by Parent.

Section 7.3 Notices. Any notice, request, demand, claim or other communication hereunder shall be in writing, except as expressly provided herein, and sent by facsimile transmission (provided, that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

SAES Getters S.p.A.
Viale Italia 77
20020 Lainate (Mi)
Italy
Telecopy: +39-0293178250
Attention: General Counsel

with copies, which shall not constitute notice, to:

Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110
Telecopy: (617) 345-1000
Attention: Jack Fainberg, Esq.

To the Company:

with copies, which shall not constitute notice, to:

Finn Dixon & Herling LLP
177 Broad Street, 15th Floor
Stamford, Connecticut 06901-2048
Telecopy: (203) 325-5001
Attention: David I. Albin, Esq.

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7.4 Amendments. To the fullest extent permitted by Delaware Law, this Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

Section 7.5 Waivers. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any obligation or other act of another Party hereto, (b) waive any inaccuracy in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of another Party or condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Section 7.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 7.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for (i) the provisions of Sections 1.7, 1.8 and 4.7 (which, from and after the Effective Time, shall be for the benefit of holders of the shares of Company Common Stock, Company Stock Options, and Company Warrants as of the Effective Time), (ii) Section 4.13 (which shall be for the benefit of the Indemnified Parties) and (iii) the right of the Company, on behalf of its stockholders, to pursue damages suffered by its stockholders as a group in the event of Parent or Merger Sub’s breach of this Agreement, is not intended to and shall not confer upon any person other than the Parties hereto any rights or remedies hereunder.

Section 7.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 7.10 Jurisdiction; Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 7.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

Section 7.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 7.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 7.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 7.15 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, and Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in addition to any other remedy that may be available at law or in equity.

Section 7.16 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, e-mail or otherwise) to the other Parties.

Section 7.17 Definitions.

(a) References in this Agreement to “Subsidiaries” of any Party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such Party, or (ii) such Party or any Subsidiary of such Party is a general partner (excluding partnerships in which such Party or any Subsidiary of such Party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge of the executive officers of the Company after a reasonable investigation and inquiry. As used in this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined on the page or pages set forth opposite such term:

2009 Bonus Plans	41
Action	46
Affiliated Party	23
affiliates	61
Agreement	1
Alternative Proposal	37
Anti-Terrorism Laws	24
Bankruptcy and Equity Exception	10
Book Entry Shares	5
Business Day	61
Cancelled Shares	4
Certificate of Merger	2
Certificates	5
Change of Control Agreements	24
Closing	2
Closing Date	2
Code	6
Company	1
Company Adverse Recommendation Change	37
Company Approvals	10
Company Benefit Plans	14
Company Common Stock	3
Company Disclosure Schedule	7
Company Employees	41
Company Expense Reimbursement	55
Company Intellectual Property	20
Company Material Adverse Effect	7
Company Material Contracts	13
Company Meeting	39
Company Permits	12
Company Preferred Stock	8
Company SEC Documents	11
Company Stock Option	39
Company Stock Plans	8
Company Stockholder Approval	22
Company Termination Fee	54
Company Warrant	40
Confidentiality Agreement	35
control	61
D&O Insurance	46
DGCL	1

Dissenting Shares	4
Effective Time	2
Environmental Law	13
ERISA	14
Exchange Act	10
Exchange Fund	5
Financing	28
Financing Commitment	27
GAAP	11
Governmental Entity	10
Hazardous Substance	13
HSR Act	10
Indemnified Party	45
Indemnified Persons	47
Intellectual Property	20
IRS	18
ISO	12
knowledge	61
Law	12
Laws	12
Lien	10
Merger	1
Merger Consideration	3, 22
Merger Sub	1
New Plans	41
Old Plans	41
Option Consideration	40
Order	49
Outside Date	52
Parent	1
Parent Approvals	27
Parent Disclosure Schedule	26
Parent Material Adverse Effect	26
Parties	1
Party	1
Paying Agent	5
Permitted Lien	21
person	61
Products	12
Proxy Statement	38
Putnam Subsidiary	7
Qualified Plan	14
Qualifying Transaction	55
Recommendation	37
Regulatory Law	43
Representatives	34

Sarbanes-Oxley Act	23
SEC	11
Stockholders	1
Subsidiaries	61
Superior Proposal	37
Surviving Corporation	2
Termination Date	30
USA Patriot Act	24
Voting Agreement	1
WARN Act	16
Warrant Consideration	40

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SAES GETTERS S.P.A.

By:	/s/ Giulio Canale
	Name:	Giulio Canale
	Title:	Managing Director

SAES DEVICES CORP.

By:	/s/ Massimo della Porta
	Name:	Massimo della Porta
	Title:	President

MEMRY CORPORATION

By:	/s/ Robert Belcher
	Name:	Robert Belcher
	Title:	Chief Executive Officer

Exhibit A

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 24, 2008 (this “Agreement”), among SAES Getters, S.p.A., an Italian corporation (“Parent”), and certain stockholders of Memry Corporation, a Delaware corporation (“Company”), identified on Schedule I hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, SAES Devices Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and Beneficial Owner of the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I attached hereto (with respect to each Stockholder, such Stockholder’s “Existing Shares” and, together with any shares of Common Stock or other voting capital stock of Company acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or by means of purchase, dividend, distribution or otherwise, such Stockholder’s “Shares”);

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement; and

NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as within the meaning of Section 13(d)(3) of the Exchange Act.

Exhibit A-1

(b) “Common Stock” shall mean at any time the Common Stock, $.01 par value, of the Company.

(c) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(d) “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(e) Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

2. Agreements.

(a) Voting Agreement. Each Stockholder shall, from time to time, at any meeting of stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, cause the Shares to be counted as present for purposes of establishing a quorum, and vote or consent (or cause to be voted or consented), in person or by proxy, the Shares then held of record or Beneficially Owned by the Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, and any other voting securities of Company (whether acquired heretofore or hereafter) (i) in favor of the Merger, the adoption by the stockholders of the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any Alternative Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement or of the Company under the Merger Agreement or which would result in any of the conditions set forth in Article V of the Merger Agreement not being fulfilled.

(b) No Inconsistent Arrangements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge, assignment, encumbrance or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein, or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company with respect to the Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

Exhibit A-2

(c) Grant of Irrevocable Proxy; Appointment of Proxy.

(i) In accordance with the agreement to vote Shares set forth in paragraph 2(a) of this Agreement, and subject to the proviso contained therein, each Stockholder hereby irrevocably grants to, and appoints, Parent or any designee of Parent the Stockholder’s lawful agent, attorney and proxy (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, (A) in favor of the Merger Agreement, the Merger and the transactions contemplated thereby and (B) against any Alternative Proposal. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(ii) Each Stockholder represents that any proxies heretofore given in respect of the Stockholder’s Shares are not irrevocable, and that any such proxies are hereby revoked.

(iii) Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The proxy contained herein with respect to shares of Company Common Stock is intended to be irrevocable.

(d) No Solicitation. Each Stockholder hereby agrees, in its capacity as a stockholder of the Company, and not in any capacity as a director of the Company, that neither the Stockholder nor any of its subsidiaries or affiliates shall (and the Stockholder shall cause its officers, directors, partners, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, facilitate (including by way of furnishing or disclosing non-public information), participate in or initiate discussions, inquiries, proposals or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Alternative Proposal. Each Stockholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Proposal. Each Stockholder will promptly communicate to Parent the terms of any Alternative Proposal made to such Stockholder and the identity of the party making such Alternative Proposal. Any action taken by the Company or any member of the Board of Directors of the Company in accordance with Section 4.4 of the Merger Agreement shall be deemed not to violate this Section 2(d).

(e) Appraisal Rights. Each Stockholder hereby irrevocably waives any rights of appraisal with respect to the Merger or rights to dissent from the Merger that such Stockholder may have.

Exhibit A-3

3. Representations And Warranties of The Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

(a) Ownership of Shares. The Stockholder is the record and Beneficial Owner of the Existing Shares. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by the Stockholder. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. The Stockholder has the legal capacity (in the case of Stockholders that are natural persons) and all requisite power (corporate, partnership or other) and authority to enter into, to perform all of his or her obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

(c) No Conflicts. Except for filings under the HSR Act and the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of her properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of her properties or assets.

(d) No Encumbrances. Except as permitted by this Agreement, the Existing Shares and the certificates representing the Existing Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all encumbrances, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such encumbrances or proxies arising hereunder.

Exhibit A-4

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

(f) Reliance by Parent. The Stockholder understands and acknowledges that Parent and the Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

4. Representations And Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a) Power; Binding Agreement. Parent has the power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent will not violate any other agreement to which it is a party. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

(b) No Conflicts. Except for filings under the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to Parent, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of its properties or assets.

5. Shareholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholders Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

Exhibit A-5

6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7. Stop Transfer; Change in Common Stock. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” as used in this Agreement shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

8. Termination. This Agreement and the irrevocable proxies given herein shall terminate and no party shall have any rights or duties hereunder or thereunder upon the earlier of (a) the Effective Time or (b) termination of the Merger Agreement in accordance with its terms; provided that each Stockholder shall fulfill its obligations and continue to be liable under Section 2(e) in accordance with the terms thereof. Nothing in this Section 8 shall relieve or otherwise limit any party of liability for breach of this Agreement.

9. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

(c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

Exhibit A-6

(d) Amendments; Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy or facsimile (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Stockholders:	At the addresses set forth opposite their names on Schedule I hereto

With a copy to:	Finn Dixon & Herling LLP 177 Broad Street Stamford, CT 06901 Attention: David I. Albin, Esq. Tel: (203)-325-5000
Fax: (203)- 325-5001

If to Parent:	SAES Getters S.p.A. Viale Italia 77 20020 Lainate (Mi) Italy Telecopy: +39-0293178250 Attention: General Counsel

With a copy to:	Nixon Peabody LLP 100 Summer Street Boston, MA 02110 Attention: Jack H. Fainberg, Esq. Tel: (617) 345-6106 Fax: (866) 375-3458

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Exhibit A-7

(g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

(k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

(l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

[Rest of page intentionally left blank]

Exhibit A-8

IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

By:	/s/
Name:
Title:

STOCKHOLDERS:

NEW ENGLAND PARTNERS CAPITAL, L.P.

WIT VENTURES, LTD.

DOMINION FINANCIAL GROUP INTERNATIONAL LDC

DOMINION CAPITAL MANAGEMENT

KRUSEN-VOGT & CO.

COMPAGNIE FINANCIERE AVAL S.A.

Exhibit A-9

EMERGE CAPITAL

SAMISA INVESTMENT CORP.

JAMES DANDENEAU

ROBERT BELCHER

DEAN TULUMARIS

RICHARD SOWERBY

MARCY MACDONALD

Exhibit A-10

Schedule I

Stockholder	Number of Shares
New England Partners Capital, L.P.
WIT Ventures, LTD.
Dominion Financial Group International LDC
Dominion Capital Management
Krusen-Vogt & Co.
Compagnie Financiere Aval S.A.
Emerge Capital
Samisa Investment Corp.
James Dandeneau
Robert Belcher
Dean Tulumaris
Richard Sowerby
Marcy Macdonald

Exhibit A-11

Exhibit B

CERTIFICATE OF INCORPORATION
OF
SAES DEVICES CORP.
The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Saes Devices Corp. (the “corporation”).

2. The registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is The Corporation Trust Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The corporation is authorized to issue one class of capital stock which shall be a class of 1,000 shares, $0.01 par value per share, designated as "Common Stock".

5. The name and address of the incorporator is Carlene P. Moore at c/o Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110-2131.

6. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The following individuals shall serve as the Directors of the corporation until the first annual meeting of stockholders, or any Consent in lieu thereof, or until successors are elected and qualify:

Giulio Canale	Massimo della Porta	Filippo Cutillo
Viale Italia, 77	Viale Italia, 77	Viale Italia, 77
20020 Lainate, Milan	20020 Lainate, Milan	20020 Lainate, Milan
Italy	Italy	Italy

7. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a Director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

8. The Board of Directors of the corporation shall have the power to adopt, amend or repeal from time to time the By-Laws of the corporation.

IN WITNESS WHEREOF, I have executed this Certificate of Incorporation this __th of June, 2008.

Carlene P. Moore, Incorporator

Exhibit B-1

Exhibit C

Form of Bylaws of Merger Sub

BY-LAWS

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. Other Offices. The Corporation may also have offices at such other place or places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Time and Place of Meetings. Meetings of stockholders may be held at such time and place, within or without the State of Delaware, as may be designated by or in the manner provided in the Certificate of Incorporation or these By-laws or, if not so designated, as determined by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. If the Board of Directors is authorized to determine the place of a meeting of the stockholders, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, as authorized in Section 12 of this Article II.

Section 2. Annual Meetings. Annual meetings of stockholders, commencing with the calendar year 2009, shall be held on the second Wednesday of May in each year or as determined by the Board of Directors, if not a legal holiday under the laws of the state where such meeting is to be held, and if a legal holiday under the laws of said state, then on the next succeeding business day not a legal holiday under the laws of said state, at 10:00 A.M., or at such other time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which the stockholders shall elect by a plurality vote by written ballot a Board of Directors and transact such other business as may properly be brought before the meeting.

Section 3. Notice of Annual Meetings. Written notice of the annual meeting, stating the place, if any, date and hour of the meeting and the means of remote communications, if any, by which the stockholders and proxy holders may be deemed to be present in person and vote at the meeting, shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of the meeting.

Section 4. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called at any time by order of the Board of Directors and shall be called by the Chairman of the Board, the President, or the Secretary at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed special meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Exhibit C-1

Section 5. Notice of Special Meetings. Written notice of a special meeting, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which the stockholders and proxy holders may be deemed to be present in person and vote at the meeting and the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of the meeting.

Section 6. Quorum. Except as otherwise provided by statute or the Certificate of Incorporation, the holders of stock having a majority of the voting power of the stock entitled to be voted thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time without notice (other than announcement at the meeting at which the adjournment is taken of the time and place, if any, of the adjourned meeting, and the means of remote communications, if any, by which the stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting) until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 7. Organization. At each meeting of the stockholders, the Chairman of the Board or the President, determined as provided in Article V of these By-laws, or if those officers shall be absent therefrom, another officer of the Corporation chosen as chairman present in person or by proxy and entitled to vote thereat, or if all the officers of the Corporation shall be absent therefrom, a stockholder holding of record shares of stock of the Corporation so chosen, shall act as chairman of the meeting and preside thereat. The Secretary, or if he shall be absent from such meeting or shall be required pursuant to the provisions of this Section 7 to act as chairman of such meeting, the person (who shall be an Assistant Secretary, if an Assistant Secretary shall be present thereat) whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

Section 8. Order of Business. The order of business at annual meetings of stockholders and, so far as practicable, at other meetings of stockholders shall be as follows, unless changed by the vote of a majority in voting interest of those present in person or by proxy at such meeting and entitled to vote thereat:

(a) Call to order.

Exhibit C-2

(b) Proof of due notice of meeting.

(c) Determination of quorum and examination of proxies.

(d) Announcement of availability of list of stockholders.

(e) Reading and disposing of minutes of last meeting of stockholders.

(f) Announcement of purposes for which the meeting was called.

(g) Nomination of directors.

(h) Entertainment of motions with respect to other business.

(i) Opening of polls for voting and collection of ballots.

(j) Reports of officers and committees.

(k) Report of voting judges.

(l) Other business.

(m) Adjournment.

Section 9. Voting. Except as otherwise provided in the Certificate of Incorporation, each stockholder shall, at each meeting of the stockholders, be entitled to one vote in person or by proxy for each share of stock of the Corporation held by him and registered in his name on the books of the Corporation on the date fixed pursuant to the provisions of Section 5 of Article VII of these By-laws as the record date for the determination of stockholders who shall be entitled to notice of and to vote at such meeting. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held directly or indirectly by the Corporation, shall not be entitled to vote. Any vote by stock of the Corporation may be given at any meeting of the stockholders by the stockholder entitled thereto, in person or by his proxy appointed by an instrument in writing subscribed by such stockholder or by his attorney thereunto duly authorized and delivered to the Secretary of the Corporation or to the secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three years from its date, unless said proxy shall provide for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. At all meetings of the stockholders all matters, except where other provision is made by law, the Certificate of Incorporation, or these By-laws, shall be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote thereat, a quorum being present. Unless demanded by a stockholder of the Corporation present in person or by proxy at any meeting of the stockholders and entitled to vote thereat, or so directed by the chairman of the meeting, the vote thereat on any question other than the election or removal of directors need not be by written ballot. Upon a demand of any such stockholder for a vote by written ballot on any question or at the direction of such chairman that a vote by written ballot be taken on any question, such vote shall be taken by written ballot. On a vote by written ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and shall state the number of shares voted. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Exhibit C-3

Section 10. List of Stockholders. It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of its stock ledger, either directly or through another officer of the Corporation designated by him or through a transfer agent appointed by the Board of Directors, to prepare and make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 10 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, such list or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 11. Inspectors of Votes. At each meeting of the stockholders, the chairman of such meeting may appoint two Inspectors of Votes to act thereat, unless the Board of Directors shall have theretofore made such appointments. Each Inspector of Votes so appointed shall first subscribe an oath or affirmation faithfully to execute the duties of an Inspector of Votes at such meeting with strict impartiality and according to the best of his ability. Such Inspectors of Votes, if any, shall take charge of the ballots, if any, at such meeting and, after the balloting thereat on any question, shall count the ballots cast thereon and shall make a report in writing to the secretary of such meeting of the results thereof. An Inspector of Votes need not be a stockholder of the Corporation, and any officer of the Corporation may be an Inspector of Votes on any question other than a vote for or against his election to any position with the Corporation or on any other question in which he may be directly interested.

Exhibit C-4

Section 12. Actions Without a Meeting. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed, dated and delivered to the Corporation by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted and shall be delivered to the Corporation. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxy holder, or by a person or persons authorized to act for a stockholder or proxy holder, shall be deemed to be written and signed and dated for the purposes of this Section 12, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (a) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxy holder or by a person or persons authorized to act for the stockholder or proxy holder and (b) the date on which such stockholder or proxy holder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the Corporation if, to the extent and in the manner provided by resolution of the Board of Directors.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III

BOARD OF DIRECTORS

Section 1. Powers. The business and affairs of the Corporation shall be managed by its Board of Directors, which shall have and may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the Certificate of Incorporation, or these By-laws directed or required to be exercised or done by the stockholders.

Exhibit C-5

Section 2. Number, Qualification, and Term of Office. The Board of Directors shall consist of one or more members. The initial Board of Directors shall consist of the directors named in the Certificate of Incorporation. Thereafter, within the limits above specified, the number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors or by the stockholders at any annual or special meeting or otherwise pursuant to action of the stockholders. Directors need not be stockholders. The directors shall be elected at the annual meeting of the stockholders, except as provided in Sections 4 and 5 of this Article III, and each director elected shall hold office until the annual meeting next after his election and until his successor is duly elected and qualified, or until his death or retirement or until he resigns or is removed in the manner hereinafter provided. All elections of directors shall be by written ballot, unless otherwise provided in the Certificate of Incorporation; if authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 3. Resignations. Any director may resign at any time by giving notice of his resignation to the Corporation in writing or by electronic transmission. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon its receipt by the Secretary. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4. Removal of Directors. Any director may be removed, either with or without cause, at any time, by the affirmative vote by written ballot of a majority in voting interest of the stockholders of record of the Corporation entitled to vote, given at an annual meeting or at a special meeting of the stockholders called for that purpose. The vacancy in the Board of Directors caused by any such removal shall be filled by the stockholders at such meeting or, if not so filled, by the Board of Directors as provided in Section 5 of this Article III.

Section 5. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the annual meeting next after their election and until their successors are elected and qualified, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

MEETINGS OF THE BOARD OF DIRECTORS

Section 6. Place of Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Exhibit C-6

Section 7. Annual Meetings. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held immediately following the annual meeting of stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

Section 8. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

Section 9. Special Meetings; Notice. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or the Secretary on 24 hours' notice to each director, given either personally or by telephone or by mail, telegraph, telex, cable, wireless or other form of recorded communication, or as provided in Section 1 of Article IV of these By-laws; special meetings shall be called by the Chairman of the Board, the President, or the Secretary in like manner and on like notice on the written request of two directors. Notice of any such meeting need not be given to any director, however, if waived by him in writing or by telegraph, telex, cable, wireless or other form of recorded communication or by electronic transmission, or if he shall be present at such meeting.

Section 10. Quorum and Manner of Acting. At all meetings of the Board of Directors, a majority of the directors at the time in office (but not less than one-third of the whole Board of Directors) shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 11. Remuneration. Unless otherwise expressly provided by resolution adopted by the Board of Directors, none of the directors shall, as such, receive any stated remuneration for his services; but the Board of Directors may at any time and from time to time by resolution provide that a specified sum shall be paid to any director of the Corporation, either as his annual remuneration as such director or member of any committee of the Board of Directors or as remuneration for his attendance at each meeting of the Board of Directors or any such committee. The Board of Directors may also likewise provide that the Corporation shall reimburse each director for any expenses paid by him on account of his attendance at any meeting. Nothing in this Section 11 shall be construed to preclude any director from serving the Corporation in any other capacity and receiving remuneration thereof.

COMMITTEES OF DIRECTORS

Section 12. Executive Committee; How Constituted and Powers. The Board of Directors may in its discretion, by resolution passed by a majority of the whole Board of Directors, designate an Executive Committee consisting of one or more of the directors of the Corporation. Subject to the provisions of Section 141 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation, and these By-laws, the Executive Committee shall have and may exercise, when the Board of Directors is not in session, all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and shall have the power to authorize the seal of the Corporation to be affixed to all papers which may require it; but the Executive Committee shall not have the power to fill vacancies in the Board of Directors, the Executive Committee, or any other committee of directors or to elect or approve officers of the Corporation. The Executive Committee shall have the power and authority to authorize the issuance of common stock and grant and authorize options and other rights with respect to such issuance. The Board of Directors shall have the power at any time, by resolution passed by a majority of the whole Board of Directors, to change the membership of the Executive Committee, to fill all vacancies in it, or to dissolve it, either with or without cause.

Exhibit C-7

Section 13. Organization. The Chairman of the Executive Committee, to be selected by the Board of Directors, shall act as chairman at all meetings of the Executive Committee and the Secretary shall act as secretary thereof. In case of the absence from any meeting of the Executive Committee of the Chairman of the Executive Committee or the Secretary, the Executive Committee may appoint a chairman or secretary, as the case may be, of the meeting.

Section 14. Meetings. Regular meetings of the Executive Committee, of which no notice shall be necessary, may be held on such days and at such places, within or without the State of Delaware, as shall be fixed by resolution adopted by a majority of the Executive Committee and communicated in writing to all its members. Special meetings of the Executive Committee shall be held whenever called by the Chairman of the Executive Committee or a majority of the members of the Executive Committee then in office. Notice of each special meeting of the Executive Committee shall be given to each member of the Executive Committee, not later than the day before the day on which such meeting is to be held, either personally or by telephone or by mail, telegraph, telex, cable, wireless or other form of recorded communication, or as provided in Section 1 of Article IV of these By-laws. Notice of any such meeting need not be given to any member of the Executive Committee, however, if waived by him in writing or by telegraph, telex, cable, wireless or other form of recorded communication or by electronic transmission, or if he shall be present at such meeting; and any meeting of the Executive Committee shall be a legal meeting without any notice thereof having been given, if all the members of the Executive Committee shall be present thereat. Subject to the provisions of this Article III, the Executive Committee, by resolution adopted by a majority of the whole Executive Committee, shall fix its own rules of procedure.

Section 15. Quorum and Manner of Acting. A majority of the Executive Committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at a meeting thereof at which a quorum is present shall be the act of the Executive Committee.

Section 16. Other Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more other committees consisting of one or more directors of the Corporation, which, to the extent provided in said resolution or resolutions, shall have and manage, exercise, subject to the provisions of Section 141 of The General Corporation Law of the State of Delaware, the Certificate of Incorporation, and these By-laws, the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and shall have the power to authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power to fill vacancies in the Board of Directors, the Executive Committee, or any other committee or in their respective membership, to appoint or remove officers of the Corporation, or to authorize the issuance of shares of the capital stock of the Corporation, except that such a committee may, to the extent provided in said resolutions, grant and authorize options and other rights with respect to the common stock of the Corporation pursuant to and in accordance with any plan approved by the Board of Directors. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. A majority of all the members of any such committee may determine its action and fix the time and place of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise provide. The Board of Directors shall have power to change the members of any such committee at any time to fill vacancies, and to discharge any such committee, either with or without cause, at any time.

Exhibit C-8

Section 17. Alternate Members of Committees. The Board of Directors may designate one or more directors as alternate members of the Executive Committee or any other committee, who may replace any absent or disqualified member at any meeting of the committee, or if none be so appointed, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Section 18. Minutes of Committees. Each committee shall keep regular minutes of its meetings and proceedings and report the same to the Board of Directors at the next meeting thereof.

GENERAL

Section 19. Actions Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 20. Presence at Meetings by Means of Communications Equipment. Members of the Board of Directors, or of any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting conducted pursuant to this Section 20 shall constitute presence in person at such meeting.

Exhibit C-9

ARTICLE IV

NOTICES

Section 1. Type of Notice. Whenever, under the provisions of any applicable statute, the Certificate of Incorporation, or these By-laws, notice is required to be given to any stockholder or director or member of any committee, it shall not be construed to mean personal notice, but such notice may be given in writing, in person or by mail, addressed to such stockholder or director or such member of a committee, at his address as it appears on the records of the Corporation, with postage thereon prepaid. Notice to directors and members of committees may also be given in any manner permitted in Article III of these By-laws

Without limiting the manner by which notice otherwise may be given effectively to stockholders, directors or members of a committee, any notice to stockholders, directors or members of a committee given by the Corporation under the Certificate of Incorporation or these By-laws shall be effective if given by a form of electronic transmission consented to by the stockholder, director or member of a committee to whom the notice is given. Any such consent shall be revocable by the stockholder, director or member of a committee by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these By-laws “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Notice given pursuant to this Section 1 shall be deemed given (a) if by mail, when deposited in the United States mail; (b) if by facsimile telecommunication, when directed to a number at which the stockholder, director or member of a committee has consented to receive notice; (c) if by electronic mail, when directed to an electronic mail address at which the stockholder, director or member of a committee has consented to receive notice; (d) if by a posting on an electronic network together with separate notice to the stockholder, director or member of a committee of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (e) if by any other form of electronic transmission, when directed to the stockholder, director or member of a committee. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Notice given to directors or members of committees in any manner permitted in Article III of these By-laws and shall be deemed given at the time when first transmitted in the manner so permitted.

Exhibit C-10

Section 2. Waiver of Notice. Whenever any notice is required to be given under the provisions of any applicable statute, the Certificate of Incorporation, or these By-laws, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto, and transmission of a waiver of notice or any waiver by electronic transmission by a stockholder, director or member of a committee by mail, telegraph, telex, cable, wireless or other form of recorded communication may constitute such a waiver.

ARTICLE V

OFFICERS

Section 1. Elected and Appointed Officers. The elected officers of the Corporation shall be a President, one or more Vice Presidents, with or without such descriptive titles as the Board of Directors shall deem appropriate, a Secretary, and a Treasurer, and, if the Board of Directors so elects, a Chairman of the Board (who shall be a director) and a Controller. The Board of Directors or the Executive Committee of the Board of Directors by resolution also may appoint one or more Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries, Assistant Controllers, and such other officers and agents as from time to time may appear to be necessary or advisable in the conduct of the affairs of the Corporation.

Section 2. Time of Election or Appointment. The Board of Directors at its annual meeting shall elect or appoint, as the case may be, the officers to fill the positions designated in order pursuant to Section 1 of this Article V. Officers of the Corporation may also be elected or appointed, as the case may be, at any other time.

Section 3. Salaries of Elected Officers. The salaries of all elected officers of the Corporation shall be fixed by the Board of Directors.

Section 4. Term. Each officer of the Corporation shall hold his office until his successor is duly elected or appointed and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any officer elected or appointed by the Board of Directors or the Executive Committee may be removed at any time by the affirmative vote of a majority of the whole Board of Directors. Any vacancy occurring in any office of the Corporation by death, resignation, removal, or otherwise may be filled by the Board of Directors or the appropriate committee thereof.

Section 5. Duties of the Chairman of the Board. The Chairman of the Board, if one be elected, shall preside when present at all meetings of the Board of Directors and, with the approval of the President, may preside at meetings of the stockholders. He shall advise and counsel the President and other officers of the Corporation, and shall exercise such powers and perform such duties as shall be assigned to or required of him from time to time by the Board of Directors.

Exhibit C-11

Section 6. Duties of the President. The President shall be the chief executive officer of the Corporation and, subject to the provisions of these By-laws, shall have general supervision of the affairs of the Corporation and shall have general and active control of all its business. He shall preside, when present, at all meetings of stockholders, except when the Chairman of the Board presides with the approval of the President and as may otherwise be provided by statute, and, in the absence of any other person designated thereto by these By-laws, at all meetings of the Board of Directors. He shall see that all orders and resolutions of the Board of Directors and the stockholders are carried into effect. He shall have general authority to execute bonds, deeds, and contracts in the name of the Corporation and affix the corporate seal thereto; to sign stock certificates; to cause the employment or appointment of such employees and agents of the Corporation as the proper conduct of operations may require, and to fix their compensation, subject to the provisions of these By-laws; to remove or suspend any employee or agent who shall have been employed or appointed under his authority or under authority of an officer subordinate to him; to suspend for cause, pending final action by the authority which shall have elected or appointed him, any officer subordinate to the President; and, in general, to exercise all the powers and authority usually appertaining to the chief executive officer of a corporation, except as otherwise provided in these By-laws.

Section 7. Duties of Vice Presidents. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there may be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

Section 8. Duties of Assistant Vice Presidents. In the absence of a Vice President or in the event of his inability or refusal to act, the Assistant Vice President (or in the event there shall be more than one, the Assistant Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of that Vice President, and shall perform such other duties and have such powers as the Board of Directors, the President, or the Vice President under whose supervision he is appointed may from time to time prescribe.

Section 9. Duties of the Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the Executive Committee or other standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of the Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall be. He shall have custody of the corporate seal of the Corporation, and he, or an Assistant Secretary, shall have the authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall keep and account for all books, documents, papers, and records of the Corporation, except those for which some other officer or agent is properly accountable. He shall have authority to sign stock certificates and shall generally perform all the duties usually appertaining to the office of the secretary of a corporation.

Exhibit C-12

Section 10. Duties of Assistant Secretaries. In the absence of the Secretary or in the event of his inability or refusal to act, the Assistant Secretary (or, if there shall be more than one, the Assistant Secretaries in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the President, or the Secretary may from time to time prescribe.

Section 11. Duties of the Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he shall give the Corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the Corporation. The Treasurer shall be under the supervision of the Vice President in charge of finance, if one is so designated, and he shall perform such other duties as may be prescribed by the Board of Directors, the President, or any such Vice President in charge of finance.

Section 12. Duties of Assistant Treasurers. The Assistant Treasurer or Assistant Treasurers shall assist the Treasurer, and in the absence of the Treasurer or in the event of his inability or refusal to act, the Assistant Treasurer (or in the event there shall be more than one, the Assistant Treasurers in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors, the President, or the Treasurer may from time to time prescribe.

Section 13. Duties of the Controller. The Controller, if one is appointed, shall have supervision of the accounting practices of the Corporation and shall prescribe the duties and powers of any other accounting personnel of the Corporation. He shall cause to be maintained an adequate system of financial control through a program of budgets and interpretive reports. He shall initiate and enforce measures and procedures whereby the business of the Corporation shall be conducted with the maximum efficiency and economy. If required, he shall prepare a monthly report covering the operating results of the Corporation. The Controller shall be under the supervision of the Vice President in charge of finance, if one is so designated, and he shall perform such other duties as may be prescribed by the Board of Directors, the President, or any such Vice President in charge of finance.

Exhibit C-13

Section 14. Duties of Assistant Controllers. The Assistant Controller or Assistant Controllers shall assist the Controller, and in the absence of the Controller or in the event of his inability or refusal to act, the Assistant Controllers in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Controller and perform such other duties and have such other powers as the Board of Directors, the President, or the Controller may from time to time prescribe.

ARTICLE VI

INDEMNIFICATION

Section 1. Actions Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Exhibit C-14

Section 3. Determination of Right to Indemnification. Any indemnification under Sections 1 or 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VI. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

Section 4. Right to Indemnification. Notwithstanding the other provisions of this Article VI, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 1 or 2 of this Article VI, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

Section 5. Prepaid Expenses. Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined he is not entitled to be indemnified by the Corporation as authorized in this Article IV. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 6. Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

Exhibit C-15

Section 8. Mergers. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting or surviving corporation, constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Section 9. Definitions. For the purposes of this Article VI, all words and phrases used herein shall have the meanings ascribed to them under Section 145 of the General Corporation Law of the state of Delaware.

ARTICLE VII

CERTIFICATES REPRESENTING STOCK

Section 1. Right to Certificate. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board, the President, or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided, that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences or rights.

Section 2. Facsimile Signatures. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 3. New Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation and alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate.

Exhibit C-16

Section 4. Transfers. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, it shall be the duty of the Corporation, subject to any proper restrictions on transfer, to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

Section 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be less than 10 or more than 60 days before the date of such meeting or any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not provided by the laws of the State of Delaware.

ARTICLE VIII

CORPORATE RECORDS

Section 1. Location. The books, accounts and records of the corporation may be kept at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine.

Section 2. Inspection. The books, accounts and records of the corporation shall be open to inspection by any member of the Board of Directors at all times; and open to inspection by the stockholders at such times, and subject to such regulations as the Board of Directors may prescribe, except as otherwise provided by statute.

Exhibit C-17

Section 3. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization, and the word "Delaware." The seal may be used by causing it or a facsimile thereof to be impressed, affixed, reproduced, or otherwise.

ARTICLE IX

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, if any, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors (but not any committee thereof) at any regular meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Section 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

Section 3. Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

Section 4. Depositories. The Board of Directors shall appoint banks, trust companies, or other depositories in which shall be deposited from time to time the money or securities of the corporation.

Section 5. Checks, Drafts and Notes. All checks, drafts, or other orders for the payment and all notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers or agent or agents as shall from time to time be designated by resolution of the Board of Directors or by an officer appointed by the Board of Directors

ARTICLE X

AMENDMENTS

These By-Laws may be altered, amended, or repealed or new By-Laws may be adopted by the stockholders or by the Board of Directors at any regular meeting of the stockholders or the Board of Directors or at any special meeting of the stockholders or the Board of Directors if notice of such alteration, amendment, repeal, or adoption of new By-Laws be contained in the notice of such special meeting.

Exhibit C-18

Exhibit D

Surviving Corporation Directors and Officers

Initial Directors:

(1)	Filippo Cutillo

(2)	Massimo della Porta

(3)	Giulio Canale

Initial Officers:

(1)	Dean Tulumaris, Chief Executive Officer and Vice President Operations (Interim)

(2)	Marcy Macdonald, Vice President Human Resources

(3)	Richard Sowerby, Vice President Finance

Exhibit D-1

Exhibit E

Form of Financing Commitment

June ___, 2008

Saes Devices Corp.
SAES Getters S.p.A.
Viale Italia 77
20020 Lainate (Mi)
Italy

Ladies and Gentlemen:

Saes Devices Corp., a Delaware corporation (the “Company”), has been organized at the direction of SAES Getters S.p.A. (“SAES”), through the intervention of SAES Getters International Luxembourg S.A., in order to purchase all of the outstanding equity securities of Memry Corporation (“Memry”) by merging the Company with and into Memry (the “Merger”). The Merger will be consummated on the terms set forth in the Agreement and Plan of Merger to be entered into by and among SAES, the Company and Memry, including the Exhibits and the Schedules thereto (as amended, restated or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not defined herein have the meanings set forth in the Agreement.

1. Commitment. In order to enable the Company to consummate the Merger, SAES is pleased to commit to provide, or cause its affiliates to provide, equity or other funding up to $84,000,000.00 (the “Equity Commitment”) to the Company, on or before the Closing Date. In the event that the Merger is not consummated prior to the termination of the Agreement, the Company shall return the Equity Commitment to SAES immediately upon the request of SAES.

2. Use of Proceeds. The proceeds from the Equity Commitment shall be used by the Company for the purpose of allowing the Company to fund the Merger Consideration pursuant to and determined in accordance with the Agreement and pay off borrowed money indebtedness.

3. Term. The SAES’ commitment hereunder shall terminate upon the earlier to occur of (i) consummation of the Merger or (ii) termination of the Agreement.

4. Non-Disclosure. Each party hereto shall keep confidential this Letter and all information obtained by it with respect to the other in connection with this Letter, and will use such information solely in connection with the transactions contemplated hereby. Notwithstanding the foregoing, any party hereto may disclose this Letter and its terms and conditions to any of such parties’ respective officers, directors, managers, affiliates and advisors who are involved in the contemplated transactions. Notwithstanding the foregoing, the parties agree and acknowledge that the Third Party Beneficiary (as defined below) may file this letter with the U.S. Securities and Exchange Commission.

Exhibit E-1

5. Miscellaneous. This Letter shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof. The agreements contained in this Letter are for the sole benefit of the parties hereto, and nothing in this Letter shall be construed to confer on any other person any rights hereunder; provided, however, that Memry (the “Third Party Beneficiary”) is a direct, intended third party beneficiary of SAES’ commitments hereunder, and no provision hereof may be amended or waived without the express written consent of the Third Party Beneficiary. This Letter may be executed in one or more counterparts, and shall be effective upon the execution hereof

If the foregoing is acceptable to you, please sign and return a copy of this letter.

Very truly yours,

SAES GETTERS S.P.A.

By: _______________________
Name:
Title:

AGREED AND ACKNOWLEDGED

SAES DEVICES CORP.

By:________________________________
Name:
Title:

Exhibit E-2